UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TRANSDIGM GROUP INCORPORATED

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of TransDigm Group Incorporated, a Delaware corporation (the “Company”), will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Wednesday, March 2, 2016, at 9:00 a.m., Eastern time, for the following purposes:

1. To elect six directors, each to serve a one-year term and until a successor has been duly elected and qualified;

2. To conduct an advisory vote on compensation paid to the Company’s named executive officers;

3. To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the Company’s fiscal year ending September 30, 2016; and

4. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on January 4, 2016 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Stockholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope.

By order of the Board of Directors,

Halle Fine Terrion

Secretary

Dated: January 21, 2016

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 2, 2016.

The Proxy Statement and Proxy Card are available at

http://www.transdigm.com/phoenix.zhtml?c=196053&p=proxy

PROXY STATEMENT

The Company’s Board of Directors is sending you this proxy statement to ask for your vote as a stockholder of TransDigm Group Incorporated (the “Company”) on matters to be voted on at the upcoming annual meeting of stockholders. The meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Wednesday, March 2, 2016, at 9:00 a.m., Eastern time. The Company is mailing this proxy statement and the accompanying notice of meeting and proxy form, along with the Company’s Annual Report to Stockholders, on or about January 21, 2016.

ABOUT THE MEETING

What is the purpose of the annual meeting of stockholders?

The purpose of the annual meeting of stockholders is to vote on matters outlined in the accompanying notice of meeting, including the election of six directors, an advisory vote on executive compensation and the ratification of the Company’s selection of its independent accountants. We are not aware of any other matter that will be presented for your vote at the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, January 4, 2016, are entitled to receive notice of the meeting and to vote the shares of common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on. As of the record date, the Company had outstanding 53,592,306 shares of common stock.

Who can attend the meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, so you will need to bring a copy of your brokerage statement reflecting your ownership of shares of common stock as of the record date.

When and where is the meeting?

The meeting will be held at 1301 East Ninth Street, 4th Floor, Cleveland, Ohio 44114, on Wednesday, March 2, 2016, at 9:00 a.m., Eastern time. For directions to the meeting, call Investor Relations at (216) 706-2945.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Company’s Board of Directors. The Company will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, regular employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or email. In addition, we have retained Alliance Advisors, LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, at an estimated cost of $15,000, plus customary costs and expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares of common stock. The Company’s employees will not receive any additional compensation for their participation in the solicitation.

How do I vote by proxy?

Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the enclosed proxy form and to return it in the envelope provided. Returning the proxy form will not affect your right to attend the annual meeting.

If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers, and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants.

If any other matter is presented, your proxy will vote in accordance with his best judgment. As of the date of this proxy statement, we are not aware of other matters to be acted on at the annual meeting other than those matters described in this proxy statement.

May I revoke my proxy?

If you give a proxy, you may revoke it at any time before it is exercised by giving written notice to the Company at its principal executive offices located at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114, or by giving notice to the Company in open meeting. Your presence at the annual meeting, without any further action on your part, will not revoke your previously granted proxy.

What constitutes a quorum?

The presence at the annual meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxies received by the Company marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

The six nominees receiving the greatest number of votes ‘FOR’ election will be elected as directors. If you do not vote for a particular director nominee, or if you indicate ‘WITHHOLD AUTHORITY’ for a particular nominee on your proxy form, your vote will not count either for or against the nominee. If your shares are held in “street name” by a broker or nominee indicating on a proxy that it does not have authority to vote on this or any other proposal, this will result in a “broker non-vote,” which will not count as a vote for or a vote against any of the nominees.

The approval of executive compensation is an advisory vote; however, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal as approval of the compensation paid to the Company’s named executive officers. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

Although the Audit Committee may select the Company’s independent accountants without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal to be a ratification by the stockholders of the selection of Ernst & Young LLP as the Company’s independent accountants. Broker non-votes will not have a positive or negative effect on the outcome of this proposal. Abstentions will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Company common stock as of December 18, 2015 with respect to each person known to be a beneficial owner of more than five percent of the outstanding common stock.

Name and Address of Beneficial Holder	Amount and Nature of Beneficial Ownership	Percentage of Class

FMR LLC(1) 245 Summer Street Boston, MA 02210	4,569,533	8.50%

Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	3,430,934	6.38%

Capital World Investors(3) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	3,305,000	6.15%

Berkshire Partners LLC(4) 200 Clarendon Street, 35th floor Boston, MA 02116	2,711,047	5.04%

(1)	Information obtained from a Schedule 13G/A filed by FMR LLC, Edward C. Johnson III and Abigail P. Johnson on February 13, 2015 and a Form 13F-HR filed by FMR LLC on November 10, 2015 reporting holdings as of September 30, 2015. According to FMR LLC’s 13F-HR filing, FMR LLC has voting power over 77,734 shares. Mr. Johnson is Chairman of FMR LLC. Ms. Johnson is Vice Chairman, Chief Executive Officer and President of FMR, LLC. Members of the family of Mr. Johnson, including Ms. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of the Series B voting common shares. Accordingly, through their ownership of voting common shares and the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(2)	Information obtained from a Schedule 13G filed by The Vanguard Group on February 10, 2015 and a Form 13F-HR filed by Vanguard Group, Inc. on November 12, 2015 reporting holdings as of September 30, 2015. Vanguard Group, Inc. has voting power over 52,314 shares.
(3)	Information obtained from a Schedule 13G filed by Capital World Investors on February 13, 2015 and a Form 13F-HR filed by Capital World Investors on November 16, 2015 reporting holdings as of September 30, 2015.
(4)	Information obtained from a Schedule 13D/A filed by Berkshire Fund VII, L.P. (“Fund VII”), Berkshire Fund VII-A, L.P. (“Fund VII-A”), Berkshire Investors LLC (“Investors”), Berkshire Investors III LLC (“Investors III”), Stockbridge Fund, L.P. (“SF”), Stockbridge Partners LLC (“SP”), Stockbridge Fund M, L.P. (“SFM”), Stockbridge Absolute Return Fund, L.P. (“SARF”) and Stockbridge Master Fund (OS), L.P. (“SOS”) on March 10, 2014 and from information obtained from Berkshire Partners LLC. The shares are beneficially owned by or through certain affiliated investment entities, including direct ownership by Fund VII, Fund VII-A, Investors, Investors III, SF, SOS, SARF, and SP (collectively, the “Berkshire Entities”). Each of the Berkshire Entities beneficially owns the shares. Seventh Berkshire Associates LLC, a Massachusetts limited liability company (“7BA”), is the general partner of Fund VII and Fund VII-A. Stockbridge Associates LLC, a Delaware limited liability company (“SA”), is the general partner of SF, SARF and SOS. As of December 31, 2015, the managing members of 7BA are Michael C. Ascione, Bradley M. Bloom, David C. Bordeau, Kenneth S. Bring, Jane Brock-Wilson, Kevin T. Callaghan, Christopher J. Hadley, Sharlyn C. Heslam, Elizabeth L. Hoffman, Matthew A. Janchar, Ross M. Jones, Lawrence S. Hamelsky, Richard K. Lubin, Joshua A. Lutzker, Jonathan J. Meyer, Greg Pappas, Marni F. Payne, David R. Peeler, Anil Seetharam, Raleigh A. Shoemaker, Robert J. Small and Edward J. Whelan, Jr. (the “Berkshire Principals”). Mr. Small is a director of the Company. Certain of the Berkshire Principals are also the managing members of Investors, Investors III and SA. The Berkshire Entities often make acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Berkshire Partners LLC, a Massachusetts limited liability company, is the investment adviser to Fund VII and Fund VII-A.

The following table sets forth information regarding the beneficial ownership of Company common stock as of December 18, 2015 with respect to each director and named executive officer of the Company and all directors and executive officers as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock listed as beneficially owned by them. None of the shares held by directors or executive officers are pledged. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

	Amount and Nature of Beneficially Ownership(1)
Beneficial Owner	Shares	Shares Subject to Options Currently Exercisable or Exercisable within 60 Days	Total Number of Shares	Percentage of Class
William Dries	1,013	4,790	5,803	*
Mervin Dunn	2,143	17,690	19,833	*
Michael Graff(2)	28,087	1,790	29,877	*
Sean P. Hennessy	15,717	17,690	33,407	*
W. Nicholas Howley(3)	26,735	786,700	813,435	1.49%
Raymond F. Laubenthal(4)	166,938	215,000	381,938	*
Douglas W. Peacock(5)	3,787	17,690	21,477	*
Robert J. Small(6)	2,771,100	7,292	2,778,392	5.17%
John Staer	91	3,390	3,481	*
Terrance Paradie(7)	5,000	22,400	27,400	*
Robert Henderson	15,000	206,400	221,400	*
Kevin Stein(8)	13,000	39,600	52,600	*
Gregory Rufus	11,000	140,000	151,000	*
All directors and executive officers as a group (20 persons)(9)	3,109,459	2,086,807	5,196,266	9.30%
*	less than 1%
(1)	Includes shares of which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3 under the Securities Exchange Act, as amended (the “Exchange Act”), within 60 days of December 18, 2015. The number of shares outstanding used in calculating the percentage of beneficial ownership for each person listed below includes the shares underlying options held by such persons that are exercisable within 60 days of December 18, 2015, but excludes shares underlying options held by any other person. Percentage of ownership is based on 53,758,120 shares of common stock of the Company outstanding as of December 18, 2015.
(2)	Includes 3,382 shares held by Mr. Graff as the trustee of certain trusts created for the benefit of his minor children and 16,096 shares held by a trustee of a trust created by Mr. Graff’s wife for the benefit of their children. Also includes 269 shares which are beneficially owned by Warburg Pincus and as to which Mr. Graff disclaims beneficial interest, except to the extent of his pecuniary interest therein.
(3)	Includes options to purchase 18,924 shares that are held by Bratenahl Capital Partners, Ltd (“Bratenahl”). By virtue of his indirect ownership interest in Bratenahl, Mr. Howley may be deemed to be the beneficial owner (within the meaning of Rule 13d-3 under Exchange Act) of the options that are owned by Bratenahl. Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl and reported herein as beneficially owned except to the extent of any pecuniary interest therein.
(4)	Includes 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children. Mr. Laubenthal does not have any direct voting or dispositive power over the trust or economic interest therein and therefore, disclaims beneficial ownership.
(5)	Includes 3,000 shares held in trust by Mr. Peacock’s wife as trustee. Mr. Peacock does not have any direct voting or dispositive power over the trust or economic interest therein, and, therefore, disclaims beneficial ownership.
(6)	Includes 2,711,047 held by entities related to Berkshire Partners LLC (see footnote (5) above). Mr. Small disclaims beneficial ownership of all shares owned or controlled by the Berkshire entities except to the extent of any pecuniary interest therein. Also includes 6,113 shares held by Mr. Small as trustee over which he has voting power but does not have any economic interest.
(7)	Includes 4,700 shares of restricted stock, subject to forfeiture if Mr. Paradie is no longer employed by the Company. The risk of forfeiture will lapse (i.e., the stock will “vest”) as to 1,566 shares on April 22, 2016, as to 1,566 shares on April 22, 2017 and as to 1,567 shares on April 22, 2018.
(8)	Includes 13,000 shares of restricted stock, subject to forfeiture if Mr. Stein is no longer employed by the Company. The risk of forfeiture will lapse (i.e., the stock will “vest”) as to 4,333 shares on December 31, 2015, as to 4,333 shares on December 31, 2016 and as to 4,334 shares on December 31, 2017.
(9)	Includes shares subject to options exercisable within 60 days of December 18, 2015. Includes (i) 3,382 shares held by Mr. Graff as trustee and 16,096 held by a trustee of a trust created by Mr. Graff’s wife and 269 shares which are beneficially owned by Warburg Pincus and as to which Mr. Graff disclaims beneficial interest, except to the extent of his pecuniary interest therein (see footnote (2)), (ii) 18,924 options to purchase shares of common stock, which Mr. Howley may be deemed to beneficially own by virtue of his indirect ownership interest in Bratenahl (see footnote (3)), (iii) 36,669 shares held in trust for the benefit of Mr. Laubenthal’s children (see footnote (4)), (iv) 3,000 shares held by Mr. Peacock’s wife as trustee of a trust (see footnote (5)), (v) shares held by entities related to Berkshire Partners LLC and 6,113 shares held by Mr. Small as trustee (see footnote (6)), (vi) 4,700 shares of restricted stock held by Mr. Paradie, which are subject to forfeiture (see footnote (7)), (vii) 13,000 shares of restricted stock held by Mr. Stein, which are subject to forfeiture (see footnote (8)), (viii) 26,578 shares held in trust for the benefit of the children of James Skulina, Executive Vice President.

PROPOSAL ONE: ELECTION OF DIRECTORS

The total number of directors is fixed at nine. The Board of Directors was formerly divided into three classes of directors, with each class elected to a three-year term. However, at the 2014 annual stockholders’ meeting, the Board was declassified, such that directors whose terms are expiring are now elected for one-year terms. The Board will be fully declassified by the 2017 annual stockholders’ meeting. At this annual meeting, the terms of six directors are expiring. Unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect Messrs. Dries, Dunn, Graff, Howley, Small and Laubenthal. The six nominees receiving the most votes will be elected as directors. If elected, each nominee will serve as a director for a one-year term and until his successor is duly elected and qualified.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board intends that proxies will be voted for the election of a substitute nominee designated by the Board as recommended by the Nominating and Corporate Governance Committee. The following information is furnished with respect to each director (including the six nominees).

Name and Basic Information	Business Experience	Qualifications

WILLIAM DRIES, age 64

Director

2016 Director Nominee

Director Since: 2011

Other Public Company Director Positions:

NN Inc. –

Nasdaq listed manufacturer of precision bearing

and metal components (serves as audit committee

chair)

Formerly a director of Polypore International, Inc. –

NYSE listed manufacturer of polymer-based

membranes (through August 2015)

Retired Senior Vice President and Chief Financial Officer of EnPro Industries, Inc., a manufacturer of engineered industrial products (2002-2011)

Formerly with United Dominion Industries, Inc. and Ernst & Young

Licensed as a certified public accountant (currently on inactive status).

As a certified public accountant and the former chief financial officer of two public companies, both engaged in manufacturing highly engineered industrial products, and as director and audit committee member of another public company, Mr. Dries’ finance background and public company experience is valuable to the Company and provides additional financial depth to the audit committee. Mr. Dries’ acquisitions and international experience is also beneficial to the Company.

MERVIN DUNN, age 62

Director

2016 Director Nominee

Director Since: 2007

Other Pubic Company Director Positions:

Not currently a director of any public company

Formerly director of Commercial Vehicle Group,

Inc. – NASDAQ-listed supplier of systems for the

commercial vehicle market (through May 2013)

President and Chief Executive Officer of Merv Dunn Management & Consulting, LLC, a private management consulting company since 2013

Co-Chairman of the Board of Futuris Group of Companies Ltd, a privately-held Australian automotive supplier since 2013

Retired Chief Executive Officer of Commercial Vehicle Group, Inc., a NASDAQ-listed supplier of systems for the commercial vehicle market (1999 – 2013)

As former CEO of Commercial Vehicle Group, Mr. Dunn brings to the Board his extensive acquisition experience and experience with domestic and international management of an engineered product business, as well as his experience being the chief executive officer of a public company, all of which are useful to the Board.

Name and Basic Information	Business Experience	Qualifications

MICHAEL GRAFF, age 64

Director

2016 Director Nominee

Director Since: 2003

Other Public Company Director Positions:

Builders FirstSource, Inc. - NASDAQ-listed

manufacturer and distributor

Formerly a director of Polypore International, Inc. –

NYSE-listed manufacturer of polymer-based

membranes (through August 2015)

Member and Managing Director of Warburg Pincus LLC and General Partner of Warburg Pincus & Co., a private equity firm, since 2003

Formerly President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer

Mr. Graff brings to the Board a knowledge of acquisitions and capital market transactions and significant public company board experience, both acquired through his positions with Warburg Pincus. Additionally, with his aerospace industry experience, and his previous management consulting background at McKinsey, Mr. Graff’s industry and management perspective is valuable to the Company.
SEAN HENNESSY, age 58 Director Director Since: 2006 Other Public Company Director Positions: None	Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products, since 2001 Certified public accountant

As a certified public accountant and CFO of a public company engaged in manufacturing, Mr. Hennessy’s finance background and public company experience is valuable to the Company and critical for his service on the Company’s Board and as chair of the Audit Committee.

W. NICHOLAS HOWLEY, age 63

Chief Executive Officer, President and

Chairman of the Board

2016 Director Nominee

Director Since: 2003

Other Public Company Director Positions:

Not currently a director of any public company

Formerly director of Polypore International, Inc. -

NYSE-listed manufacturer of polymer-based

membranes (through November 2012)

Formerly director of Satair A/S, a Danish public

company that is an aerospace distributor, including

a distributor of the Company’s products (through

October 2011)

Chairman of the Board of Directors since 2003

Co-founder of TransDigm Inc. and President and/or Chief Executive Officer of the Company since its inception in 2003 and of TransDigm Inc. since December 1998

As a cofounder of the Company, Mr. Howley brings to the Board an extensive understanding of the Company’s business. As the long-standing President and/or CEO of the Company and TransDigm Inc., Mr. Howley has played an integral role in the Company’s establishment and implementation of its core value drivers on an ongoing basis and in its rapid and strategic growth.

RAYMOND LAUBENTHAL, age 54 Director 2016 Director Nominee Director Since: 2015 Other Public Company Director Positions: None	Retired President and COO of the Company (2005-2014) Formerly an employee of TransDigm Inc. or its subsidiaries since its inception in 1993

As a long-time management employee of the Company, Mr. Laubenthal brings to the Board an intimate knowledge of the company and industry. In addition, Mr. Laubenthal’s continued involvement with the Company through Board service will benefit the Company if it has a need for his expertise on any special projects (none of which are anticipated at this time).

Name and Basic Information	Business Experience	Qualifications
DOUGLAS PEACOCK, age 77 Director Director Since: 2003 Other Public Company Director Positions: None	Co-founder of TransDigm Inc. Chairman of TransDigm Inc., 1993 - 2003 CEO of TransDigm Inc., 1993 - 2001 President of TransDigm Inc., 1993 - 1998	As a cofounder of the Company and retired CEO and Chairman of TransDigm Inc., with prior diverse and lengthy experience as senior management at a broad range of engineered products companies, Mr. Peacock brings to the Board an extensive understanding of the Company’s business.
ROBERT SMALL, age 49 Director 2016 Director Nominee Director Since: 2010 Other Public Company Director Positions: None

Managing Director of Berkshire Partners LLC, a private equity investment firm, since 2000 (having joined the firm in 1992)

Managing Director of Stockbridge Partners LLC, a specialized investment group affiliated with Berkshire focused on marketable securities, since its inception in 2007

Mr. Small brings to the Board a knowledge of acquisitions and capital market transactions, based on more than 20 years of experience in the private equity industry, as well as a breadth of board experience. Mr. Small is or has been a director of several of Berkshire’s portfolio companies, including having previously served as director of Hexcel Corporation, a composite materials producer primarily for aerospace applications, which is publicly traded on the NYSE.

JOHN STAER, age 64

Director

Director Since: 2012

Other Public Company Director Positions:

Dalhoff Larsen & Horneman A/S, a Danish public

company that is a supplier of timber and wood

products

Ambu A/S, a Danish public company that is a

manufacturer of hospital and rescue service

equipment (through December 2015)

Retired Chief Executive Officer of Satair A/S, a subsidiary of Airbus (“Satair”), and a distributor of aerospace products, including parts manufactured by subsidiaries of the Company, from 1993 - 2013

Through 2013, Mr. Staer was CEO of Satair A/S when it was a public company in Denmark and then as a subsidiary of Airbus. Satair is a distributor of aerospace products, including parts manufactured by subsidiaries of the Company. In addition, Mr. Staer has prior experience has a CFO. Mr. Staer is a valuable addition to the board of directors because of his industry experience, international experience (including extensively in Europe and the Pacific Rim), mergers and acquisitions experience and finance background and experience as a public company board member.

The Board of Directors recommends that the stockholders vote FOR the nominees for election set forth above. Proxies will be voted FOR election of the nominees unless otherwise specified.

The Nominating and Corporate Governance Committee recommends potential director candidates to the Board. In making its recommendations, consistent with the Committee charter, the Committee considers independence, as well as diversity, age, strategic and financial skills and experience, in the context of the needs of the Board as a whole. The Committee’s charter requires the selection of prospective Board members with personal and professional integrity who have demonstrated appropriate ability and judgment and whom the Committee believes will be effective, in conjunction with the other Board members, in collectively serving the long-term interests of the Company and its stockholders. There are no other stated criteria for director nominees, and the Committee considers other factors as it deems appropriate in the best interests of the Company and its stockholders. Other than the consideration of diversity as one factor to be considered in recommending a nominee consistent with the Committee’s charter, the Committee does not have a policy specifically focused on diversity.

The Committee identifies nominees by first evaluating current Board members willing to continue in service. If any Board member does not wish to continue to serve or if the Committee or Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then establishes potential director candidates from recommendations from the Board, senior management, stockholders and third parties. The Committee may retain a search consultant to supplement potential Board candidates if it deems it advisable.

As reflected on the previous pages, each Board member was chosen to be a director nominee because the Board and Committee believe that he demonstrated leadership experience, specific industry or manufacturing experience and experience with capital market transactions. Every director holds or has held executive positions in organizations that have provided him with experience in management and leadership development. The Board and the Committee believe that these skills and qualifications, combined with each director’s diverse background and ability to work in a positive and collegial fashion, benefit the Company and its stockholders by creating a strong and effective Board.

The Committee will consider stockholder suggestions concerning qualified candidates for election as directors. To recommend a prospective nominee for the Committee’s consideration for the 2017 annual meeting, a stockholder must submit the candidate’s name and qualifications to the Company’s Secretary, Halle Fine Terrion, at the following address: TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 between November 5, 2016 and December 5, 2016. The Committee has not established specific minimum qualifications a candidate must have in order to be recommended to the Board. However, in determining qualifications for new directors, the Committee will consider potential members’ independence, as well as diversity, age, skill and experience in the context of the Board’s needs.

DIRECTOR COMPENSATION

Mr. Howley, the only director who is also an employee of the Company, does not receive any director fees.

Compensation for non-employee directors was as follows:

•	An annual retainer fee of $60,000, with such fee being paid, at the option of each director, either in cash or shares of the Company’s common stock, paid semi-annually in arrears. No additional Board or committee meeting fees will be paid.

•	An additional retainer of $15,000 to the chairman of the Audit Committee, paid semi-annually in arrears.

•	An additional retainer of $5,000 to the chairmen of the Compensation and Nominating and Governance Committees, paid semi-annually in arrears.

In addition, in 2014, the Company made a grant of stock options to each director valued at $300,000 on a Black Scholes basis covering compensation for fiscal 2014 and fiscal 2015, granted on the same terms and conditions as those granted to Company employees, which vests over five years. The terms of the options are discussed in greater detail under “Executive Compensation – Equity Based Incentives – Options.” Directors must maintain equity in the Company (i.e., stock or vested in-the-money options) equal to at least $150,000.

In addition, pursuant to an agreement entered into in 1999 between TransDigm Inc. and Mr. Peacock, TransDigm Inc. is obligated to provide Mr. Peacock and his wife with medical and dental insurance coverage comparable to what they were receiving at the time of Mr. Peacock’s retirement. In light of the Company’s transition to self-insurance, in 2007, TransDigm Inc. and Mr. Peacock agreed that TransDigm Inc. would satisfy its obligations under the 1999 agreement by paying for Mr. Peacock’s Medicare and dental insurance coverage, Mrs. Peacock’s medical and dental insurance coverage, and supplemental medical reimbursement coverage for both Mr. and Mrs. Peacock, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. and Mrs. Peacock were covered under those benefit plans. TransDigm Inc. also agreed to retain a health insurance consultant to assist Mr. and Mrs. Peacock in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process at the outset and thereafter managing claims issues. These payments are made on a “grossed-up” basis for federal income tax purposes, but no gross-up payment related to fiscal 2015 has yet been made. The cost of coverage and related services under these arrangements in fiscal 2015 was $12,914 and the cost of the gross-up payment for 2014, paid in January 2015, was $9,124.

The following table sets forth the compensation paid to the Company’s non-employee directors during 2015:

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
William Dries	314	59,686	--	22,400	82,400
Mervin Dunn	314	59,686	--	22,400	82,400
Michael S. Graff	5,314	59,686	--	22,400	87,400
Sean P. Hennessy	15,314	59,686	--	22,400	97,400
Raymond Laubenthal(1)	314	59,686	--	--	60,000
Douglas W. Peacock	65,000	—	--	44,438	109,438
Robert J. Small	60,000	—	--	22,400	82,400
John Staer	60,000	—	--	22,400	82,400
(1)	Mr. Laubenthal does not receive any equity compensation for his service. In connection with his retirement, Mr. Laubenthal retained a portion of options previously granted to him in November 2012 with vesting scheduled in 2016 and 2017.
(2)	Messrs. Dries, Dunn, Graff, Hennessy and Laubenthal elected to receive their semi-annual board retainer fees as stock. The shares were issued based on a value established on March 15, 2015 and September 15, 2015, on which dates the last closing prices of the common stock on the New York Stock Exchange were $214.82 and $229.43, respectively.
(3)	Represents amounts paid under the Company’s dividend equivalent plans described on pages 20 and 21. Also includes $22,038 for Mr. Peacock, constituting the net amounts paid to or on behalf of Mr. Peacock or his wife for medical insurance coverage or medical claims pursuant to the agreement between Mr. Peacock and TransDigm Inc. described above.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which guide it in the performance of its responsibilities to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company. The Board reviews the Corporate Governance Guidelines periodically.

Codes of Ethics & Whistleblower Policy

We are committed to integrity and ethical behavior and have adopted a Code of Ethics for Senior Financial Officers, a Code of Business Conduct and Ethics and a Whistleblower Policy. Each of these documents is posted on the Company’s website, www.transdigm.com, under “Investor Relations—Corporate Governance” and is available to any stockholder in writing upon request to the Company.

Code of Ethics for Senior Financial Officers. We have a Code of Ethics for Senior Financial Officers that applies to the chief executive officer, chief operating officer, chief financial officer, division presidents, controllers, treasurer and manager of internal audit (collectively, “Senior Financial Officers”). This code requires Senior Financial Officers to: act with honesty and integrity; endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications made by the Company; endeavor to comply with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies; not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised; not use for personal advantage confidential information acquired in the course of their employment; proactively promote ethical behavior among peers and subordinates in the workplace; and promptly report any violation or suspected violation of the code to the Audit Committee. Only the Audit Committee or the Board may waive a provision of the code with respect to a Senior Financial Officer. Any such waiver, or any amendment to the code, will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers in 2015.

Code of Business Conduct and Ethics. We also have a Code of Business Conduct and Ethics that reflects the Company’s commitment to honesty, integrity and the ethical behavior of Company employees, officers and directors. The code governs the actions, interactions and working relationships of Company employees, officers and directors with customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media, and anyone else with whom the Company has contact. The code sets forth the expectation that employees, officers and directors will conduct business legally and addresses conflict of interest situations, protection and use of Company assets, corporate opportunities, fair dealing, confidentiality and reporting of illegal or unethical behavior. Only the Board or the Nominating and Corporate Governance Committee may waive a provision of the code with respect to an executive officer or director. Any such waiver will be promptly disclosed on the Company’s website and as otherwise required by rule or regulation. There were no such waivers in 2015.

Whistleblower Policy. The purpose of the Whistleblower Policy is to encourage employees to disclose alleged wrongdoing that may adversely impact the Company, its customers or stockholders, fellow employees or the public, without fear of retaliation. The policy sets forth procedures for reporting alleged financial and non-financial wrongdoing on a confidential and anonymous basis, a process for investigating reported acts of alleged wrongdoing and a policy of non-retaliation. Reports may be made directly to the CFO, Audit Committee or Convercent, a third party service retained on behalf of the Audit Committee. The Audit Committee chair receives notices of complaints and oversees investigation of complaints of financial wrongdoing.

Board Composition

The Board of Directors was formerly divided into three classes, but was declassified in 2014. Directors appointed or elected after March 2014 were not and will not be put into a class and will serve until the next annual election of directors. The directors who are standing for election this year will be elected for one-year terms. The entire Board will be declassified as of the 2017 annual meeting, at which all director will be elected for one-year terms.

The Company’s amended and restated certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its Board of Directors. The number of directors is currently fixed at nine.

Independence of Directors

Currently, all of the directors, other than Messrs. Howley and Laubenthal, are “independent directors” within the meaning of the NYSE’s listing standards. In determining that Mr. Staer is independent, the Board considered Mr. Staer’s relationship with Satair and Satair’s relationship to the Company, as well as the former relationship between Mr. Howley and Satair. In determining that Mr. Peacock is independent, the Board considered the insurance arrangement between Mr. Peacock and the Company described in this proxy statement under “Director Compensation.” We do not have separate criteria for determining independence, different from the NYSE listing standards. The Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) that would preclude independence as specified in the listing standards of the NYSE will be considered independent.

Board Leadership Structure

The Board leadership structure is comprised of a combined Chief Executive Officer and Chairman of the Board. The Board believes that combining the function of CEO and Chairman is appropriate for the Company because it ensures that the Board focuses on important strategic objectives and understands challenges facing the Company in its day-to-day operations. This combined role is balanced by the independence of the other directors and the role of the presiding director described below.

The Board uses a presiding director, who is an independent director that leads executive sessions of the non-management directors. The Board designates the presiding director at each meeting on a rotating basis.

Board Self-Evaluation

The Board and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation annually.

Board’s Role in Risk Management Oversight

The Board oversees the process of risk management. Management regularly communicates with the Board regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Specifically, the Company’s executive officers meet annually to discuss the material risks facing the Company and ways to mitigate those risks. Management then provides a summary of its findings to the Board and the Board reviews and discusses such risks at a regularly scheduled Board meeting.

Board Meetings

The Board held four meetings in fiscal 2015. Each director attended more than 75% of the aggregate number of meetings of the Board and committees on which he served in fiscal 2015. The Board does not hold a meeting on the date of the Company’s annual stockholder meeting and the

Company has not established a policy regarding director attendance at the stockholder meeting. One director attended the 2015 annual stockholder meeting; no stockholders attended the meeting in person. After each meeting of the Board, non-management directors meet independently of the CEO and Chairman. In fiscal 2015, non-management directors met in executive session after each regularly scheduled Board meeting. The independent directors met in executive session three times.

Board Committees

The Board of Directors has an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The members of the committees are as set forth in the following table:

The Executive Committee possesses the power of the Board of Directors in the management of the Company’s business and affairs during intervals between Board meetings. The Executive Committee held no formal meetings during fiscal 2015, although it did act by unanimous written consent. Details regarding the responsibilities and meetings of the other committees are set forth below.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE	AUDIT COMMITTEE	COMPENSATION COMMITTEE

Committee Responsibilities:

The Committee:

• oversees & assists the Board in identifying & recommending nominees for election as directors;

• recommends to the Board qualifications for committee membership, structure & operation;

• recommends to the Board directors to service on each committee;

• develops & recommends to the Board corporate governance policies & procedures;

• provides oversight with respect to corporate governance & ethical conduct;

• leads the Board in its annual performance review;

• oversees the Company’s succession planning.

Committee Responsibilities:

The Committee:

• oversees issues regarding accounting & financial reporting processes & audits of the Company’s financial statements.

• assists the Board in monitoring the integrity of the Company’s financial statements, compliance with legal & regulatory requirements, independent auditor’s qualifications & independence, & the performance of the Company’s internal audit function & independent auditors;

• assumes direct responsibility for the appointment, compensation, retention & oversight of the work of the Company’s independent auditors;

• provides a venue for consideration of matters relating to audit issues.

Committee Responsibilities:

The Committee:

• discharges the Board’s responsibilities relating to compensation of Company executives;

• oversees the Company’s compensation & employee benefit plans and practices;

• has sole discretion concerning administration of the Company’s stock option plans, including selection of individuals to receive awards, types of awards, the terms & conditions of the awards & the time at which awards will be granted, other than awards to directors, which are approved by the full Board.

Committee Independence: Each Committee member is independent under NYSE listing standards	Committee Independence: Each Committee member is independent under NYSE listing standards and as such term is defined in Rule 10A-3(b)(1).

Committee Independence:

Each Committee member is independent under NYSE listing standards, a “non-employee director” as defined in Section 16(b) of the Securities Exchange Act of 1934 and an “outside director” as defined in Section 162(m) of the Internal Reveue Code. In determining independence, the Board affirmatively determined that none of the Committee members has a relationship with the Company that is material to his ability to be independent from management in connection with his duties on the Committee.

Number of meetings in FY’15:	Number of meetings in FY’15:	Number of meetings in FY’15:
4	8	7

Stockholder Communication with Board of Directors

Any stockholder or other interested party who desires to communicate with any of the members of the Board of Directors may do so electronically by sending an email to ir@transdigm.com. Alternatively, an individual may communicate with the members of the Board by writing to the Company, c/o Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114. Communications may be addressed to an individual director, a Board committee, the independent directors or the full Board of Directors. Communications received by Investor Relations will be distributed to the appropriate directors. Solicitations for the sale of merchandise, publications or services of any kind will not be forwarded to the directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors reviews and must approve all related party transactions. Proposed transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are submitted to the full Board for consideration. The relationship of the parties and the terms of the proposed transaction are reviewed and discussed by the Board and the Board may approve or disapprove the Company entering into the transaction. All related party transactions, whether or not those transactions must be disclosed under Regulation S-K Item 404, are approved by the Board pursuant to the policy.

EXECUTIVE COMPENSATION

Executive Compensation Discussion and Analysis

The Compensation Committee determines compensation of the Company’s executive officers. The primary goal in determining executive compensation is to provide a competitive total compensation package that enables the Company to attract and retain qualified executives and create a strong incentive to increase the Company’s equity value. In light of this goal, the Committee compensates executive officers based on their responsibilities and the Company’s performance. The primary components of the Company’s executive compensation program are base salaries, bonuses and performance-based options and related dividend equivalent payments, although the program is heavily weighted towards performance-based options and related dividend equivalents.

The Company has its roots as a private equity portfolio company. As such, management’s cash compensation was typically set below the median of relevant peer groups but management had an opportunity to earn significant additional performance-based compensation based on options/equity ownership in the Company. We believe this ownership mentality contributes significantly to incentivize and motivate management to create stockholder value. Therefore, we have continued to focus on compensation through performance-based options targeted to vest upon attainment of financial and investment metrics at or above those of high-performing private equity funds. Specifically, this compensation philosophy aligns management and stockholders, with management focused on creation of value through increasing EBITDA and cash generation and return of capital to stockholders. Because of the opportunity to realize a significant appreciation in the Company’s equity value via growth or special dividends, we have historically provided, and intend to continue to provide, executives with cash compensation below the median cash compensation in the marketplace, based on our knowledge of compensation practices within the industry and publicly available information.

The Committee has overall responsibility for establishing, implementing, and monitoring the executive compensation program for executive officers. Mr. Howley recommends to the Committee, for its approval, salary and bonus amounts and option awards for all officers other than himself. The Committee reviews Mr. Howley’s recommendations and ultimately determines the salary, bonus and option award, if applicable. The Committee has historically determined Mr. Howley’s salary and bonus amounts without his input. Generally, individual performance, company performance, market conditions and other factors are considered in determining compensation. The Committee generally does not consider the tax or accounting treatment of items of compensation in structuring its compensation packages, except that it makes an effort to ensure that any deferred compensation is compliant with Section 409A of the Internal Revenue Code.

Financial Performance and Highlights*

As background, fiscal 2015 was another good year for the Company. Set forth below are highlights of 2015 performance that impacted the Compensation Committee’s decisions. It was this performance that was considered in making compensation decisions, including bonuses, relating to 2015 performance.

•	Acquisitions. We acquired six operating units in four different transactions for a total purchase price of approximately $1.6 billion, the biggest year for acquisitions to date.

•	Increase in net sales. Fiscal 2015 net sales rose 14.1% to $2.7 billion.

•	Increase in adjusted net income. Fiscal 2015 adjusted net income, excluding expenses related to acquisitions, non-cash stock compensation, refinancing and other non-recurring charges rose 15.2% to $510 million, or $9.01 per share.

•	Increase in EBITDA as defined. Fiscal 2015 “EBITDA As Defined” rose 15% to $1.23 billion. “EBITDA As Defined” as a percentage of net sales was approximately 46% for the year. This “EBITDA As Defined” margin excluding the dilutive impact from the acquisitions purchased in fiscal 2014 and 2015 was 48%, up 1.5 percentage points on a year over year basis.

•	Effective capital allocation. We generated significant cash flow from operating activities, and also raised approximately $2 billion in new debt, using about half of the proceeds to fund the acquisitions and the balance to extend maturities and lower interest rates on existing debt.

•	Strong operating strategy. This strong financial performance was achieved due to management’s continued focus on our value-based operating strategy despite continuing to integrate the three operating units purchased in fiscal 2014 and beginning the integration of the six operating units purchased in fiscal 2015.

•	Exceptional stock performance. In addition, in fiscal 2015, the Company significantly outperformed the S&P Midcap 400 and the S&P Midcap 400 S&P Aerospace & Defense indices over fiscal 2015, as well as over a five-year period, as demonstrated in the graph below. Total stockholder return over the five-year period was 439%. Total return to stockholders in last twelve months was 15%.

*	Adjusted net income, EBITDA and EBITDA As Defined are non-GAAP measures. For a reconciliation of net income to adjusted net income, EBITDA and EBITDA As Defined, please see our Report on Form 10-K.

Our long-term performance has been excellent and has resulted in outstanding returns to stockholders. As shown in the graph above, our five-year total stockholder return significantly exceeds its peers. Part of this return reflects the payment to its stockholders of $59.85 per share in dividend payments to stockholders over the five-year period, for an aggregate $3.2 billion return of capital to stockholders over the five-year period. Dividends are just one example of how we create value for stockholders. With few acquisition opportunities that met our strategic and value-creation criteria in 2014, we returned about $1.6 billion to shareholders in the form of a large special dividend and also a modest share buyback. In contrast, in 2015, we allocated about $1.6 billion to acquisitions as highlighted above. The comparison of capital allocation in the last two years highlights our flexible value-focused strategy.

The Board commended the management team’s leadership in connection with the Company’s performance as compared to its peers in a recovering market and especially while continuing to aggressively pursue the Company’s long-term value drivers. The Committee believes that the Company’s activities in 2015 created significant value for Company stockholders during 2015 and in the long-term.

Executive Summary

2015 Compensation Committee Actions

The Committee took routine actions during 2015, including granting options and approving annual salaries and bonuses, consistent with past practices. Additionally, the Committee granted restricted stock in order to attract Messrs. Stein and Paradie to employment with the Company and the Committee approved some immaterial amendments to employment agreements for executive officers, primarily to abolish the executives’ entitlement to subsidized COBRA payments following employment. See “Employment Agreements” beginning on page 32 for further information.

Recent Developments Following Fiscal Year End

On December 10, 2015, the Committee approved, and the Company and Mr. Howley entered into, a Fourth Amended and Restated Employment Agreement. The Employment Agreement replaced Mr. Howley’s Third Amended and Restated Employment Agreement dated August 28, 2014, as amended in October 2015. The primary purpose of the amendments contained in the Employment Agreement as compared to the prior employment agreement was to provide Mr. Howley with equity compensation in lieu of cash compensation for salary and bonus. Mr. Howley will receive $7,000 in cash annually to pay for his employee co-premium for health benefits, however his annual salary and incentive award, traditionally paid in cash, will be converted to grants of performance-based options.

Mr. Howley initially expressed his willingness and desire to enter into such an arrangement based on his confidence in the Company’s long-term business plan and the increased alignment that would result between himself and Company stockholders. The Committee engaged Veritas Executive Compensation Consultants to help it consider such an arrangement. Veritas provided information regarding other companies whose executives have forgone cash compensation and noted the advantages to the Company would be that it would replace guaranteed compensation with at-risk performance-based equity, that it would show an increased commitment to and alignment with Company stockholders and that it would improve the Company’s cash flow. Veritas advised that it would be appropriate to have an equity risk premium in the range of 15-50% added to the compensation because of the additional risk associated with equity as opposed to cash. The Committee and Mr. Howley agreed that in determining the amount of Mr. Howley’s award, which is calculated based on a Black Scholes valuation with contractually fixed assumptions as described under “Employment Agreements”, the Company would use a 37.5% equity risk premium, which was at the higher end of the Veritas range because Mr. Howley would be receiving performance vested options as opposed to stock or time vested options.

See “Employment Agreements – Employment Agreement with Mr. Howley, Chief Executive Officer” on pages 32-35 for further information and a more complete description of the equity compensation arrangement.

Elements of the Executive Compensation Program

Equity Based Incentives

Performance-Based Stock Options

We intend that the largest portion of management’s potential earnings be based on total stockholder return. We believe that performance-based stock option grants are, and will continue to be, a valuable motivating tool and provide a long-term incentive to management. Performance-based stock option grants reinforce the long-term goal of increasing stockholder value and yielding returns comparable to or higher than well-performing private equity funds by aligning the interests of the Company’s stockholders and management. We only grant options that vest upon performance targets and do not grant options that merely vest based on the passage of time.

Other than to the CEO, who gets annual grants pursuant to his employment agreement, the Committee does not make annual grants of options to employees. Rather, it grants options that vest over five years in connection with hirings, promotions and the assumption of increased responsibilities. Thereafter, unless there has been an intervening five year award because of a promotion, for management other than the CEO, the Company grants biennial extension awards that vest in the fourth and fifth year following the award. These grants are generally made in the third year of vesting under the initial award so that the employee always has four or five years of future option vesting in order to promote maximizing long-term value. Because of proxy advisory firms’ difficulty in analyzing the swings in CEO compensation related to biennial awards, in 2014, for ease of understanding, the Committee determined that the CEO would receive annual option awards commencing in fiscal 2015. However, for the other named executive officers (and historically for the CEO), the pattern of option awards means that the annual compensation in the Summary Compensation Table increases and decreases biennially.

Company stock options vest based on the achievement of specific performance-based targets. Initial options vest annually over five years based on the achievement of annual targets and two-year extension options vest up to 50% in the fourth fiscal year after the grant and up to 50% in the fifth year after the grant based on the achievement of performance targets. Commencing with options awarded in fiscal 2015, options awarded to Mr. Howley in fiscal 2015 will vest at the end of the fifth fiscal year following the date of grant; options awarded to Mr. Howley in fiscal 2016 and 2017 will vest at the end of the fourth fiscal year following the date of grant; and options awarded to Mr. Howley in fiscal 2018 and 2019 will vest at the end of the third fiscal year following the date of grant.

All options vest based on the achievement of an annual performance target. In all cases, the targets are set to require cumulative growth over the applicable multi-year period. Through these performance-based options with five year performance periods, we believe we have optimized management incentive to drive stockholder value creation over the long term and appropriately linked compensation with Company performance.

At the time of grant, per share targets representing an intrinsic share price, as described below, are set by taking the prior year’s annual operational performance and increasing such amount by 10% and 17.5%, respectively, to establish the minimum and maximum targets. In other words, as demonstrated in the chart on the following page, the intrinsic share price must grow at a compound annual growth rate of 10% for any vesting to even occur at all; for 100% vesting, the intrinsic share price must grow at a compound annual growth rate of 17.5%. Targets are thus robust, requiring 17.5% compound annual growth from the most recently completed year for maximum vesting. Targets were set with a 17.5% compound annual growth rate in an effort to achieve growth at or above the long-term returns of top performing private equity funds, with the hope that market growth will reflect the Company’s intrinsic growth. This is consistent with our objective of providing stockholders with returns at or above those of well-performing private equity funds. If these returns are achieved, both investors and management benefit significantly.

Annual targets are calculated based on a ratio of (a) the excess of (i) the product of EBITDA (as defined in the Company’s credit agreement) and an acquisition-weighted market multiple over (ii) net debt to (b) the Company’s number of diluted shares as of such date based on the treasury stock method of accounting (the “operational performance per diluted share”). The targets are adjusted for dividends. To simplify, option targets and vesting are basically calculated as follows:

Annual operating performance, as reflected above, takes into consideration the following:

•	growth in EBITDA;

•	management of capital structure;

•	cash generation;

•	acquisition performance, including the acquisition price paid; and

•	the impact of option dilution on common shares outstanding.

We use growth in intrinsic value of its equity as the performance-based metric for a number of reasons:

•	It focuses management on the fundamentals of stockholder value creation— i.e., EBITDA, cash generation, capital structure management and return of capital, as appropriate.

•	This is the basic private equity formula for value that the senior and operational management team has focused on achieving since its inception since 1993.

•	Over the long term, we believe that market value will generally follow intrinsic value.

As described above, our long-term objective is to give its stockholders well performing, private equity-like returns. We believe that this metric aligns management with that goal. In order to get to 17.5%

growth, we must focus on underlying business operations, capital structure and utilization and growth through acquisitions. Generally, and on average, we plan to achieve our growth target as follows:

We believe this option target performance criteria, taking into account many aspects of the Company’s performance without focusing on a single measure, is unique—eliminating the need for several different metrics—and achieves an unusually high level of pay-for-performance alignment by emphasizing long-term stockholder value.

Specifically, historical and future targets under the option plan, and actual performance through fiscal 2015, are set forth in the table below. Targets are set, and options vest, over five year periods. The few years in which our actual performance has far exceeded our option targets followed significant well-performing acquisitions, such as our acquisitions of McKechnie for $1.3 billion in the beginning of fiscal 2011 and of AmSafe for $750 million in the middle of fiscal 2012 (in addition to the other $382 million of acquisitions in fiscal 2011 and $118 million of acquisitions in fiscal 2012) and our four acquisitions totaling $1.6 billion in 2015.

Targets have been adjusted for the $3.6 billion aggregate ($67.50 per share) dividends paid to stockholders over the performance periods. The Committee believes the adjustments were appropriate and necessary to account for the early return to stockholders because if a portion of the investment is returned early via special dividend or return of capital, the subsequent years’ targets must be adjusted to reflect the revised capital structure and maintain the same IRR-based performance requirements. Adjustment of the targets did not make the targets any easier to achieve but rather maintained the IRR targets.

Because we view our performance on a long-term basis and the targets are set to achieve long-term compound annual and cumulative growth, if the annual performance per share exceeds the maximum target in an applicable year, such excess may be treated as having been achieved in the following two fiscal years and/or the prior two fiscal years (without duplication) if less than the full amount of options would otherwise have vested for such years. This allows management to focus on long-term value without having to make short-term decisions to maximize vesting in a particular year. We believe this feature acts similarly to long-term incentive plans that take into account performance over a multi-year period. We also believe this plan feature mitigates compensation risk, because if performance were measured in only one-year “snap-shot” increments, management could be incentivized to sacrifice longer term goals to achieve vesting in the short term.

Our long-term performance has been outstanding. Over five years, the Company has exceeded its goal to achieve an intrinsic compound annual growth rate of 17.5% and has met or exceeded its option targets in four of the last five years. In that same period, total stockholder return has been 439%.

In addition to vesting based on operational targets, in the event of a change in control, performance vesting options become fully vested. No option agreements provide for any gross up to any payments that would be deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code in connection with the acceleration of options upon a change in control.

The options also have an alternate market-based performance measurement, such that if, beginning in the second fiscal year following the date of grant, the price of the Company’s common stock on the NYSE exceeds two times the exercise price of the options less dividends paid since the date of grant, then, to the extent that the options did not otherwise vest in accordance with their terms, the options may vest 50% in the fourth fiscal year from the date of grant and 50% in the fifth fiscal year from the date of grant (or if such market price is achieved in the fifth year, 100% may vest in the fifth fiscal year); but vesting of the options will not accelerate as compared to their original vesting schedule.

Option agreements for executive officers provide that if the officer’s employment terminates by reason of death, disability, without cause, for good reason or retirement (after age 65 with 10 years of service or after age 60 and 15 years of service), vesting of the options will continue after termination generally as follows:

Termination Date	Percent of Remaining Options Vesting(1)
During second fiscal year after grant date	20%
During third fiscal year after grant date	40%
During fourth fiscal year after grant date	60%
During fifth fiscal year after grant date	80%
After fifth fiscal year after grant date	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

The option agreement for options awarded to Mr. Howley in fiscal 2015 provides that if Mr. Howley’s employment terminates by reason of death, disability, without cause, for good reason or retirement, vesting of the options will continue after termination as follows:

Termination Date	Percent of Remaining Options Vesting(1)
On or after October 1, 2015 but before October 1, 2016	30%
On or after October 1, 2016 but before October 1, 2017	60%
On or after October 1, 2017 but before October 1, 2018	80%
On or after October 1, 2018 but before October 1, 2019	90%
On or after October 1, 2019	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Options are granted generally at regularly scheduled board meetings during November through April. Because all options vest based on performance criteria and vesting occurs at the end of each fiscal year, grants for any new hire or promoted employee who would otherwise receive a grant after April in any year are deferred until November.

Options to purchase 1,183,330 shares of common stock were granted under the program in fiscal 2015. The number of shares subject to the 2006 equity plan is 8,119,668 shares, of which 687,944 shares remained available for granting under the plan as of September 30, 2015. The 2006 equity plan will expire on March 14, 2016. The number of shares subject to the 2014 stock option plan is 5,000,000, all of which remained available for granting under the plan as of September 30, 2015.

Dividend Equivalent Rights

Consistent with its private equity compensation philosophy and in order to closely align management and stockholder interests in all aspects of the Company’s operations and capital structure, we have had in place for many years dividend equivalent plans that provide optionholders the right to receive dividend equivalent payments if the Board declares a dividend on the Company’s common stock. Dividend equivalent payments are only made on performance vested options after the performance criteria has been met and the options have vested.

We do not have a policy of paying regular dividends and the Board only declares special dividends based on availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under its credit facilities. In order to receive dividend equivalent payments, options must vest in accordance with the applicable performance criteria, as well as having a sufficient liquidity position to pay the dividend as described in the preceding sentence. Therefore, we view dividend equivalents as performance-based compensation.

Dividend equivalents are commonly used by public companies that compensate employees through restricted stock units or similar types of equity. We believe that dividend equivalents are equally appropriate in the case of options in order to preserve equity-based incentives intended by the Company at the time of award and to treat optionholders and stockholders consistently. In fact, dividend equivalents are very commonly used in conjunction with options in the private equity context and we base our compensation program on a private equity compensation model. While regular dividends are presumably built into a public company’s market price, extraordinary dividends are not so reflected in the market price.

It is because of our dividend policy to return capital to stockholders in the form of extraordinary—and unpredictable—dividends that dividend equivalents are critical to the Company’s compensation program. The payment of dividends is directly reflective of management’s ability to generate significant free cash flow and credit market support. Failure to align management and stockholders could create incentives for management to deploy cash flow and utilize borrowing capacity in a manner other than the return of capital in the form of extraordinary dividends, which might not be in the best interests of stockholders. Further, management may be incentivized to seek short-term market gains rather than focusing on long-term equity value and stockholder returns. Dividend equivalents align management with the stockholders to permit the best allocation of capital resources and incentivize long-term share value growth.

Optionholders who hold vested stock options at the time a dividend is paid will receive a cash dividend equivalent payment equal to the amount that he or she would otherwise have been entitled to receive had his or her vested stock option been exercised immediately prior to payment of the dividend. Optionholders who hold unvested stock options may receive a cash dividend equivalent payment equal to the amount he or she would otherwise have been entitled to receive had his or her unvested stock option been vested and exercised immediately prior to payment of the dividend, but only if and when such stock option vests pursuant to its terms. We believe that we have structured dividend equivalent payments under the Company’s dividend equivalent plans such that they are not subject to any excise tax under Section 409A of the Internal Revenue Code. Certain investors and proxy advisory firms have raised the issue as to whether the Company should pay dividend equivalents only upon an exercise of the options; however, we believe that tying payment of the dividend equivalents to the exercise of an option would result in excise taxes under Section 409A.

No named executive officers received dividend equivalent payments in 2015.

Restricted Stock

In order to attract Messrs. Paradie and Stein to the Company, the Company granted them shares of restricted stock which are subject to time based vesting and are forfeited if their employment is terminated. The shares will “vest” (i.e., the restrictions on forfeiture of the shares will lapse) equally over approximately a three-year period. The restricted stock was granted under the 2006 equity plan. The 2014 stock option plan does not include the ability to issue restricted stock.

Stock Ownership Guidelines

Consistent with our private equity compensation philosophy, we require management to maintain a significant investment in the Company. Therefore, during their employment, all of the Company’s existing optionholders are required to maintain ownership of a minimum value of stock or vested options. In general, the holding requirements, which are specific for each individual, require optionholders to retain shares or in-the-money vested options with significant value. Specifically, the retention requirements for named executive officers, including the amounts that must be retained in stock, are set forth below.

	Total Retention Requirement	Retention Requirement Required to be Held in Common Stock
W. Nicholas Howley	$10,000,000	$5,000,000
Terrance Paradie	$2,000,000	$1,000,000
Kevin Stein	$3,250,000	$1,625,000
Robert Henderson	$2,500,000	$1,250,000
Gregory Rufus	$2,000,000	$1,000,000

New optionholders have five years to meet their holding requirements. If a holding requirement has been met but is no longer met because of a decline in value of the Company’s common stock, the optionholder will have three years to achieve compliance with the holding requirement.

No director or employee is permitted to pledge Company stock or engage in short sales or other hedging transactions related to Company stock.

Base Salary

Our philosophy is to pay base salaries at a level less than similarly situated companies, preferring instead to compensate officers through performance-based equity. Specifically, we aim to pay cash compensation to executives at approximately the 25th to 35th percentile of the Company’s peers. Cash compensation for executive officers in fiscal 2015 was determined with reference to the executives’ experience, the Company’s past practice, individual performance and the survey described in the following paragraph.

In June 2014 the Committee engaged Veritas Executive Compensation Consultants to reevaluate the Company’s peer group and to do a survey not only of cash compensation of the Company’s peers, as the Company has historically done, but also to do a survey of total compensation paid to the Company’s peers’ CEOs. Veritas reviewed possible peers based on enterprise value, revenue and market capitalization. Because we manage our business based on the enterprise value and EBITDA growth, the Committee adopted a peer group based on enterprise value and specifically rejected a revenue peer group as being not comparable with the Company. While the Company’s revenues were comparable to the potential revenue-based peer group median of $2.6 billion, the Company’s market capitalization of more than $10 billion and enterprise value in excess of $15 billion far exceeded the potential revenue-based peer group medians of $3.8 billion and $4.4 billion, respectively. In establishing an enterprise value peer group, companies were evaluated based on satisfying several of the following criteria: having an enterprise value within 1/3x—3x of the Company’s enterprise value, strong financial health, listing the Company as a peer, being a prevalent industry peer, having a positive standing among shareholders and being in the same Global Industry Classification Standard (“GICS”) industry group and sub-industry group as the Company. For decisions affecting fiscal 2015 compensation, the Company adopted as its peer group the following companies:

•	Ametek, Inc.
•	Amphenol Corporation
•	B/E Aerospace, Inc.
•	Ball Corporation
•	BorgWarner Inc.
•	C. R. Bard
•	Cameron International
•	Colfax Corporation
•	Dover Corporation
•	Fastenal Company
•	Flowserve Corporation
•	L-3 Communications Holdings, Inc.
•	Masco Corporation
•	Pall Corporation
•	Parker-Hannifin Corporation
•	Rockwell Automation, Inc.
•	Rockwell Collins, Inc.
•	Roper Industries, Inc.
•	Stanley Black & Decker, Inc.
•	Textron Inc.

In reviewing Mr. Howley’s compensation as compared to the Company’s peers in June 2014, Veritas determined that in 2013, Mr. Howley’s cash compensation ranked at the 25th percentile of the Company’s peers and that Mr. Howley’s total compensation—excluding dividend equivalents—was in the upper quartile of the peers. Dividend equivalents were excluded because, since the Company does not have a regular policy of paying dividends, dividend equivalent income cannot be determined until the time of declaration of a dividend. Whether or not to declare a dividend is made by the Board based on availability of cash or borrowing capacity, outlook for acquisitions and other operating needs, favorable capital market conditions, and the availability of surplus under applicable law as well as certain operating performance covenants under its credit facilities. Dividend decisions are made exclusive of the compensatory impact. And compensation decisions are made without regard to the possibility of future dividend equivalent payments.

Consistent with the factors annually considered by the Committee, the Committee determined that, effective January 1, 2015, the base salaries of the named executive officers, namely, Messrs. Howley, Stein, Henderson and Rufus should be $1,100,000, $585,000, $585,000, and $530,000 per year, respectively. Mr. Paradie was hired on April 13, 2015 at a salary of $480,000.

Annual Incentives

In July 2014, in response to investor comments recommending less discretion by the Committee in determining annual incentive payments, the Committee adopted a new bonus program, to be effective for fiscal 2015. Target bonus amounts are based on a percentage of the officer’s salary per their respective employment agreements. The award is non-discretionary and based on the Company’s financial performance as follows:

•	(a) Company’s annual EBITDA As Defined (as defined in the Company’s Credit Agreement), divided by (b) the midpoint of the range of EBITDA As Defined guidance initially issued by the Company for the applicable fiscal year, as adjusted by the incremental EBITDA As Defined guidance first following an acquisition for any acquisitions made during the year, multiplied by (c) 50% of the target award opportunity

•	(a) the Company’s “Annual Operational Performance per Diluted Share” as determined by the Compensation Committee in connection with the Company’s 2006 Stock Incentive Plan, divided by (b) the Annual Operational Performance per Diluted Share target as set by the Compensation Committee in the first quarter of the fiscal year as adjusted if and to the extent option targets are adjusted for special dividends or other extraordinary transactions, multiplied by (c) 50% of the target award opportunity

The Committee may increase or decrease the award by up to 20%, based on assessment of individual performance, including without limitation, (1) degree of difficulty of the job and the achievement of metrics and the individual’s job effectiveness given the aerospace and capital market environment, operating conditions and the level of flexibility/responsiveness required; (2) the effectiveness of the Company’s three value drives of price, productivity and new business; (3) a pattern of clear, open, honest and regular communication with the Board and investors, as applicable; (4) effective succession planning and organizational development; (5) support, maintenance and regular evaluation of the effectiveness of the Company’s long term value focused strategy; or (6) other factors. Final assessment of results will be determined following completion of the fiscal year and will be based on audited financial results.

In fiscal 2015, the non-discretionary bonus calculation yielded 113.3% of the target. The Company’s EBITDA As Defined was $1,233.7 million and the midpoint of the Company’s initial guidance, as adjusted by the incremental EBITDA As Defined guidance attributable to the Company’s acquisitions (or, in the case of acquisitions completed in the fourth quarter the EBITDA As Defined as contemplated by the Company’s acquisition plan) was $1,222.3 million. The Company’s actual Annual Operational Performance per Diluted Share was $107.78 as compared to the Annual Operational Performance per Diluted Share target of $85.70. The $85.70 target represented growth of 17.5% from the fiscal 2014 Annual Operational Performance per Diluted Share. The large increase in the actual Annual Operational Performance per Diluted Share over the target was attributable to the acquisition activity described on page 14.

For fiscal 2015, the target incentives for Mr. Paradie and Mr. Rufus were set at 65% of their respective annual salaries. The target incentives for Mr. Stein and Henderson were set at 80% of their respective annual salaries. The target incentives (in dollars), the calculated incentive based on the plan as described above, and the actual incentive awarded are set forth in the table below.

Name	Target Annual Incentive	Calculated Annual Incentive	Actual Annual Incentive Awarded
Terrance Paradie	$312,000	$353,496	$185,000	(1)
Kevin Stein	$468,000	$528,840	$520,000	(2)
Robert Henderson	$468,000	$528,840	$540,000
Gregory Rufus	$345,400	$389,285	$390,000

(1)	Mr. Paradie received an annual incentive award of $185,000 for fiscal 2015. Mr. Paradie’s calculated bonus of $353,496 was pro rated because he was only employed by the Company for one-half of the year. After pro ration the bonus would have been $176,280. Mr. Paradie was awarded $185,000, 105% of his pro rated calculated bonus or 118% of his pro rated target bonus. The increase in Mr. Paradie’s bonus over his calculated bonus was, among other factors, attributable to the observations that Mr. Paradie was quickly learning the business, working well in the transition with the former Chief Financial Officer, and assimilating well and getting along with the management team, and is an honest, straightforward communicator and a knowledgeable financial executive.
(2)	Mr. Stein received an annual incentive award of $520,000 for fiscal 2015. Mr. Stein’s calculated bonus of $528,840 was pro rated because he was only employed by the Company for 95% of the year. After pro ration the bonus would have been $502,398. Mr. Stein was awarded $520,000, 104% of his pro rated calculated bonus or 117% of his pro rated target bonus.

Mr. Howley’s target bonus was set at 125% of his annual salary or, in dollars, $1,375,000 and his calculated bonus was $1,557,875. The Committee determined that Mr. Howley should be awarded a bonus of $1,650,000 for fiscal 2015, or 106% of his calculated bonus and 120% of his target bonus. The Committee noted that, under Mr. Howley’s leadership, the Company’s share price increase well in excess of the market during the fiscal year at approximately 22% as compared to an S&P 500 return of approximately 2%, the Company acquired nearly $50 million in EBITDA through a total of four acquisitions and that all of the recent acquisitions were performing ahead of the acquisition plan, the Company’s organization was significantly strengthened with the successful hiring of a new Chief Operating Officer and a new Chief Financial Officer. With the execution of Mr. Howley’s new Employment Agreement on December 10, Mr. Howley became entitled to receive the bonus by means of a grant of options in lieu of cash. See “Employment Agreements – Employment Agreement with Mr. Howley, Chief Executive Officer” on pages 32- 35 for more details.

Perquisites

The Company provided no perquisites in 2015.

Employment Agreements

For a description of existing employment agreements, see “Employment Agreements” below.

Severance

All of the Company’s executive officers have severance provisions in their employment agreements, as described below.

Consideration of Say-On-Pay Advisory Vote

We believe that primarily because of the historical saw-tooth pattern of compensation related to the practice of biennial option grants described above, the Company’s Say on Pay vote has historically alternated between strong support and weak support, notwithstanding that our compensation philosophy and many of our compensation practices have remained consistent throughout the Company’s existence.

At the Company’s 2011 annual meeting, approximately 98% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers.

At the Company’s 2012 annual meeting, approximately 56% of the votes cast on the proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers. The Company’s compensation program in 2012 was nearly identical to that in 2011; however, Mr. Howley received a bi-annual grant of options in fiscal 2012, which gave the appearance of a large increase in income. Proxy advisory firms recommended a vote against the Say on Pay proposal citing concerns about 280G gross-ups. In light of the results of the Company’s Say-On-Pay vote in 2012, the Committee engaged Meridian Compensation Partners to consult with it regarding issues related to the Say-On-Pay vote and asked management to reach out to investors to discuss the Company’s pay practices. Management discussed the Company’s compensation practices with stockholders representing over half of the Company’s voting power. Notwithstanding the voting results, portfolio managers and analysts, who make investment decisions regarding the Company’s stock, were nearly unanimously in favor of the Company’s compensation practices and thought very favorably of the performance aspect of the Company’s compensation policies. Governance specialists with whom the Company spoke were also generally in favor of the Company’s compensation as a whole; however, some of them had specific practices they did not like. Particularly, governance specialists at three stockholders were opposed to 280G gross ups. The Company believes many of the governance specialists relied heavily on the recommendations of proxy advisory firms in their assessments of Say-On-Pay. The governance specialists noted the Company’s unique compensation structure based on its history as a private equity portfolio company and suggested that additional compensation disclosure would be beneficial to better understand the Company’s pay practices. In response, disclosure regarding the Company’s pay practices was expanded in 2013 and have been significantly expanded in scope and simplified in presentation since that date. 280G gross ups were also eliminated.

At the Company’s 2013 annual meeting, approximately 97% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers. Other than the elimination of the 280G gross-ups, the Company did not significantly changes its pay practices in 2012 as compared to 2011, but proxy advisory firms did recommend a vote in favor of the Say on Pay proposal in 2012 despite the consistency of pay practices – presumably, because Mr. Howley did not receive an option award and therefore the magnitude of pay as set forth in the table was significantly lower than the prior year.

Between the 2013 annual meeting and the solicitation of proxies for the 2014 annual meeting, the Company continued its dialogue with stockholders regarding compensation practices. The Company once again engaged Meridian Compensation Partners and Alliance Advisors to consult with the Company regarding its Say-on-Pay vote and together, the Company and its advisers devised a stockholder outreach plan specific to compensation issues. The intention of the outreach plan was to educate stockholders on the nuances of the Company’s pay-for-performance compensation plan, to clarify any questions regarding the Company’s compensation practices and to address the magnitude of the performance-related pay in fiscal 2014. As part of the plan, the Company spoke with stockholders representing approximately 40% of the Company’s voting power. In connection with the Company’s solicitation of proxies for its 2014 annual meeting, the Company spoke with stockholders representing approximately 58% of the Company’s voting power. Unanimously, the portfolio managers and analysts were in favor of the Company’s compensation system. Generally, the governance specialists were in favor of the Company’s pay-for-performance compensation as a whole, but still noted criticisms of various specific practices or concern regarding magnitude. Criticisms of specific practices were varied, with investors sometimes having diametrically opposed viewpoints on their preferences regarding compensatory practices.

At the Company’s 2014 annual meeting, approximately 65% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers. Other than the elimination of the 280G gross-ups, the Company did not significantly change its pay practices in 2013 as compared to 2012. Variations in compensation, as reported in the Summary Compensation Table, are caused primarily by (1) the “saw-tooth” biennial option granting pattern of the Company described above and (2) in fiscal 2013, the extraordinary return to stockholders in the form of dividends aggregating $34.85 per share, in which all optionholders participated by way of dividend equivalent payments paid on performance-vested options. Proxy advisory firms recommended a vote against the Say on Pay proposal in 2014. After the 2014 annual meeting, the Company continued its dialogue with stockholders regarding compensation practices and in response to its stockholder outreach and the 2014 Say on Pay vote, the Company:

•	Entered into a new employment agreement for Mr. Howley, which increased Mr. Howley’s equity retention requirement to $10,000,000 and included a requirement to hold $5,000,000 of stock;

•	Required other executive officers to hold half of their equity retention limits in stock;

•	Determined to issue Mr. Howley annual option grants, rather than bi-annual grants;

•	Benchmarked Mr. Howley’s total compensation (exclusive of dividend equivalents) against the Company’s peer group;

•	Set forth the method for determining the size of Mr. Howley’s annual option grants;

•	Adopted a new non-discretionary bonus program based on the achievement of EBITDA As Defined and annual operating performance;

•	Amended its Insider Trading Policy to prohibit pledges, hedges and holding Company stock in margin accounts;

•	Eliminated restricted stock and other broad equity awards from its new 2014 Stock Option Plan; and

•	Eliminated “liberal” share recycling from the 2014 Stock Option Plan.

At the Company’s 2015 annual meeting, approximately 90% of the votes cast on the Say on Pay proposal were voted in support of the advisory vote on the compensation of the Company’s named executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above. Based on the review and discussions noted above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

Michael Graff, Chairman

Mervin Dunn

Sean Hennessy

Robert Small

Compensation Committee Interlocks and Insider Participation

Messrs. Graff, Dunn, Hennessy and Small comprise the Compensation Committee. There are no Compensation Committee interlocks.

Compensation Risk

The Compensation Committee has reviewed and evaluated the incentive compensation policies and practices that cover all employees. On the basis of that review, the Company does not believe that its compensation policies and practices pose risks that are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following information is set forth with respect to the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s other three most highly compensated executive officers, each of whom was serving as an executive officer at September 30, 2015 (the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(1)	Nonequity Incentive Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
W. Nicholas Howley	2015	1,085,000	--	--	11,574,156	--	15,700	12,674,856
Chairman, CEO and	2014	1,030,000	1,325,000	--	--	--	27,890,400	30,245,400
President	2013	973,375	1,240,000	--	15,879,500	--	46,121,781	64,214,656
Terrance Paradie(4), Executive Vice President and Chief Financial Officer	2015	225,846	8,720	1,042,507	8,179,213	176,280	--	9,632,566
Kevin Stein(5), Chief Operating Officer — Power	2015	558,750	17,602	2,319,980	12,658,246	502,398	--	16,056,976
Robert Henderson,	2015	551,250	11,160	--	8,438,830	528,840	15,700	9,545,780
Chief Operating Officer	2014	445,000	340,000	--	--		6,828,083	7,613,083
— Airframe	2013	420,375	320,000	--	3,062,475		11,018,446	14,821,796
Gregory Rufus,	2015	522,500	715	--	4,475,137	389,285	15,700	5,403,337
Senior Executive Vice	2014	495,625	340,000	--	--	--	5,951,250	6,786,875
President	2013	470,250	330,000	--	3,629,600	--	10,291,086	14,720,936

(1) The amount reported represents the grant date fair value of stock options awarded during the applicable fiscal year under the Company’s Stock option plan. See Note 16 of Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year 2015 for information on the grant date fair value of awards and a description of the assumptions used in that computation.

(2) The Company had a discretionary bonus program during 2013 and 2014 and adopted a non-discretionary annual incentive plan in 2015, with discretion to adjust awards by up to 20%. For 2015, the calculated amount is disclosed in the Nonequity Incentive Compensation column and any additional amount is disclosed in the Bonus column. Mr. Howley’s calculated incentive for 2015 was $1,557,875 and he was awarded $1,650,000. Pursuant to his new employment agreement, Mr. Howley received a grant of options in fiscal 2016 in lieu of the cash incentive. Notwithstanding the fact that the award was granted in fiscal 2016, because it is in lieu of 2015 incentive compensation, the fair value of the grant, which is $1,588,846, is reflected as an option award in the Summary Compensation Table for fiscal 2015.

(3) Represents amounts paid pursuant to the Company’s 401(k) plan.

(4) Mr. Paradie’s employment commenced on April 13, 2015.

(5) Mr. Stein’s employment commenced on October 20, 2014.

Grants of Plan Based Awards in Last Fiscal Year

The following table sets forth information concerning options granted in fiscal 2015 to the named executive officers.

Name	Grant Date		Estimated Payouts Under Non- Equity Incentive Plan Awards Target ($)		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
					Threshold (#)(4)	Target (#)	Maximum (#)(5)
W. Nicholas Howley	11/13/14	(2)			39,047	156,190	156,190		191.79	9,985,310
	11/25/14		1,375,000	(1)
Terrance Paradie	4/22/15							4,700		1,042,507
	4/22/15	(3)			28,000	112,000	112,000		221.81	8,179,213
	4/22/15		312,000	(1)
Kevin Stein	10/21/14							13,000		2,319,980
	11/13/14	(3)			49,500	198,000	198,000		191.79	12,658,246
	11/25/14		468,000	(1)
Robert Henderson	11/13/14	(3)	--		33,000	132,000	132,000		191.79	8,438,830
	11/25/14		468,000	(1)
Gregory Rufus	11/13/14	(4)			17,500	70,000	70,000		191.79	4,475,137
	11/25/14		343,400	(1)

(1)	Represents target amount of annual cash incentive. The annual incentive plan is described in detail and actual amounts awarded are disclosed on pages 22-23.
(2)	Represents options that vest as follows: 25% if the annual operational performance (“AOP”) as hereinafter defined is at least $117.46 per diluted share and 100% if the AOP is at least $163.35 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 25% and the amount required to vest 100%, the percentage of options that will vest will be in between 25% and 100% and will be determined by linear interpolation. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) pro forma EBITDA As Defined and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2019 because of a shortfall in AOP may vest in 2020 if there is an excess of AOP in such year. In addition, any excess AOP in 2017 or 2018 under the executive’s prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(3)	Represents options that vest as follows: 5% if the AOP (as defined in footnote (2)) is at least $80.23 per diluted share and 20% if the AOP is at least $85.70 per diluted share on September 30, 2015 (as of September 30, 2015 the AOP was $107.78 so 20% of the options vested), 5% if the AOP is at least $88.25 per diluted share and 20% if the AOP is at least $100.69 per diluted share on September 30, 2016, 5% if the AOP is at least 97.07 per diluted share and 20% if the AOP is at least $118.31 per share on September 30, 2017, 5% if the AOP is at least $106.78 and 20% if the AOP is at least $139.02 per share on September 30, 2018 and 5% if the AOP is at least $117.46 and 20% if the AOP is at least $163.35 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 5% and the amount required to vest 20%, the percentage of options that will vest will be in between 5% and 20% and will be determined by linear interpolation. Any options that do not vest in a year because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(4)	Represents options that vest as follows: 12.5% if the AOP (as defined in footnote (2)) is at least $106.78 per diluted share and 50% if the AOP is at least $139.02 per diluted share on September 30, 2018 and 12.5% if the AOP is at least $117.46 per diluted share and 50% if the AOP is at least $163.35 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. Any options that do not vest because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in 2016 or 2017 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(5)	Calculated to represent the amount that would vest if the minimum AOPs were met in the applicable years.
(6)	Target amounts are not established under the grant, but are disclosed at the maximum amount. Actual amounts could be lower if annual or cumulative performance requirements are not met.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options as of September 30, 2015 with respect to the named executive officers. None of the named executive officers has been the recipient of any stock or other incentive plan award. The table also shows the number of unexpired options granted to the named executive officers and the percentage of those options that continue to be held by them.

OPTIONS							STOCK
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Yet Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
W. Nicholas Howley	376,700		--		27.08	11/17/2018
	448,924	(1)	--		82.67	03/04/2021
	--		350,000	(2)	130.09	11/19/2022
	--		156,190	(3)	191.79	11/13/2024
Terrance Paradie	22,400		89,600	(4)	221.81	04/22/2025
							4,700	998,327
Kevin Stein	39,600		158,400	(4)	191.79	11/13/2024
							13,000	2,761,330
Robert Henderson	110,000		--		27.08	11/17/2018
	70,000		--		82.67	03/04/2021
	--		67,500	(2)	130.09	11/19/2022
	26,400		105,600	(4)	191.79	11/13/2024
Gregory Rufus	65,000		--		27.08	11/17/2018
	75,000				82.67	03/04/2021
	--		80,000	(2)	130.09	11/19/2022
			70,000	(5)	191.79	11/13/2024

(1)	The options for Mr. Howley include 38,924 options owned by Bratenahl Capital Partners, L.P. By virtue of his indirect ownership therein, Mr. Howley may be deemed to be the beneficial owner of the options that are owned by Bratenahl. However, Mr. Howley disclaims beneficial ownership of all options owned by Bratenahl and reported herein as beneficially owned expect to the extent of any pecuniary interest therein.
(2)	Represents options that vest as follows: 12.5% if the annual operating performance (“AOP”) (as hereinafter defined) is at least $60.53 per diluted share and up to 50% if the AOP is at least $85.67 per diluted share on September 30, 2016 and 12.5% if the AOP is at least $66.59 per diluted share and up to 50% if the AOP is at least $100.66 per diluted share on September 30, 2017. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. As used herein, AOP means the ratio of (1) the excess of (a) the product of (i) EBITDA and (ii) an acquisition-weighted multiple over (b) (i) the excess of consolidated total indebtedness of the Company over (ii) the amount of cash and cash equivalents of the Company to (2) the Company’s diluted shares. Any options that do not vest in 2016 because of a shortfall in AOP may vest in 2017 if there is an excess of AOP in such year. In addition, any excess AOP in 2014 or 2015 under the executives’ prior option awards may be carried forward in the following two years tomake up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(3)	Represents options that vest as follows: 25% if the annual operational performance (“AOP”) (as defined in footnote (2)) is at least $117.46 per diluted share and 100% if the AOP is at least $163.35 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 25% and the amount required to vest 100%, the percentage of options that will vest will be in between 25% and 100% and will be determined by linear interpolation. Any options that do not vest in 2019 because of a shortfall in AOP may vest in 2020 if there is an excess of AOP in such year. In addition, any excess AOP in 2017 or 2018 under the executive’s prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(4)

Represents options that vest as follows: 5% if the AOP (as defined in footnote (2)) is at least $80.23 per diluted share and 20% if the AOP is at least $85.70 per diluted share on September 30, 2015 (as of September 30, 2015 the AOP was $107.78 so 20% of the

options vested), 5% if the AOP is at least $88.25 per diluted share and 20% if the AOP is at least $100.69 per diluted share on September 30, 2016, 5% if the AOP is at least 97.07 per diluted share and 20% if the AOP is at least $118.31 per share on September 30, 2017, 5% if the AOP is at least $106.78 and 20% if the AOP is at least $139.02 per share on September 30, 2018 and 5% if the AOP is at least $117.46 and 20% if the AOP is at least $163.35 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 5% and the amount required to vest 20%, the percentage of options that will vest will be in between 5% and 20% and will be determined by linear interpolation. Any options that do not vest in a year because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in in a year may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.
(5)	Represents options that vest as follows: 12.5% if the AOP (as defined in footnote (2)) is at least $106.78 per diluted share and 50% if the AOP is at least $139.02 per diluted share on September 30, 2018 and 12.5% if the AOP is at least $117.46 per diluted share and 50% if the AOP is at least $163.35 per diluted share on September 30, 2019. If the AOP is between the amount required to vest 12.5% and the amount required to vest 50%, the percentage of options that will vest will be in between 12.5% and 50% and will be determined by linear interpolation. Any options that do not vest because of a shortfall in AOP may vest in the following year if there is an excess of AOP in such year. In addition, any excess AOP in 2016 or 2017 under the executives’ prior option awards may be carried forward in the following two years to make up deficiencies in AOP in such year. In no event may any amounts used in calculating current year, prior year or future year AOP be used more than once.

Option Exercises and Stock Vested in 2015

The following table sets forth information with respect to the number of shares acquired by the named executive officers upon exercise of options and the value realized through such exercise during fiscal 2015. None of the named executive officers had any stock awards vest during the fiscal year.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
W. Nicholas Howley	289,376	53,433,222
Terrance Paradie	--	--
Kevin Stein	--	--
Robert Henderson(1)	51,500	9,542,051
Gregory Rufus(2)	54,920	11,085,428

(1)	Includes exercise of 1,500 options with a “realized” value of $164,655 where Mr. Henderson continues to hold the underlying shares.
(2)	Includes exercises of 14,920 options by a trust for the benefit of Mr. Rufus’ children, with a realized value of $3,130,029.

Potential Payments Upon Termination or Change in Control

All of the named executive officers have severance benefits governed by their employment agreements.

Termination Payments for W. Nicholas Howley

Pursuant to the terms of his employment agreement, if Mr. Howley is terminated for cause (as defined in his agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2015, Mr. Howley had no unpaid but accrued salary and benefits. If Mr. Howley is terminated for death or disability (as defined in his agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in the agreement and described under “Employment Agreements” below), he will receive (a) two times his annual salary, but if Mr. Howley resigns for good reason because he has diminished duties in connection with a change in title to Executive Chairman, Mr. Howley will receive only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he has diminished duties in connection with a change in title to Executive Chairman, Mr. Howley will receive only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a Medicare supplement policy and supplemental medical reimbursement coverage for Mr. Howley and his wife and to pay for the services of a consultant in assisting with coverage issues.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2015, he would have received approximately $5,651,997 in base salary, bonus and benefits, except that if Mr. Howley’s resignation for good reason was by reason of a change in title to Executive Chairman, he would have received approximately $3,176,997 in base salary, bonus and benefits.

Mr. Howley’s stock option agreements of November 2012 granting him 350,000 options vesting in 2016 and 2017 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
On or after October 1, 2014 but before October 1, 2015	40%
On or after October 1, 2015 but before October 1, 2016	60%
On or after October 1, 2016 but before October 1, 2017	80%
On or after October 1, 2017	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

Thus, if Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2015, 40% of his options would be permitted to continue to vest in accordance with their terms.

Mr. Howley’s stock option agreement of November 2014 granting him 156,190 options vesting in 2019 have provisions with regard to post-employment vesting. If Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason or by reason of retirement after at least 15 years of service after age 60 or after at least ten years of service after age 65, vesting of the options will continue after termination of employment as follows:

Termination Date	Percent of Remaining Options Vesting(1)
On or after October 1, 2015 but before October 1, 2016	30%
On or after October 1, 2016 but before October 1, 2017	60%
On or after October 1, 2017 but before October 1, 2018	80%
On or after October 1, 2018 but before October 1, 2019	90%
On or after October 1, 2019	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options would vest ratably over the remaining performance vesting schedule.

October 1, 2019, 100% of the remaining unvested options may continue to vest in accordance with their terms. In each case, the remaining unvested options to vest would spread ratably over the remaining performance vesting schedule. If Mr. Howley had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned from his employment for good reason on September 30, 2015, none of his options would have been eligible to continue to vest in accordance with their terms.

The Company’s 2006 stock incentive plan has provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2015, Mr. Howley would have had 506,190 options vest, with a realized value of $32,032,638 (assuming the change in control price was $212.41, the closing price of the Company’s stock on the NYSE on September 30, 2015).

Termination Payments for Messrs. Paradie, Stein, Henderson and Rufus

Pursuant to the terms of their respective employment agreements, if Mr. Paradie, Mr. Stein, Mr. Henderson or Mr. Rufus is terminated for cause (as defined in the applicable agreement and described under “Employment Agreements” below), he will receive only any unpaid but accrued base salary and benefits. As of September 30, 2015, none of Mr. Paradie, Mr. Stein, Mr. Henderson or Mr. Rufus had unpaid but accrued base salary or benefits. If Mr. Paradie, Mr. Stein, Mr. Henderson or Mr. Rufus is terminated for death or disability (as defined in each agreement and described under “Employment Agreements” below) or without cause by the Company or voluntarily resigns for good reason (as defined in each agreement and described under “Employment Agreements” below), he will receive (a) one times his annual salary, but, in the case of Mr. Stein, if he resigns for good reason because he is not appointed as the CEO of the Company by December 31, 2017 or such later date as he and the Company agree, he will receive 1.5 times his salary, (b) one times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but, in the case of Mr. Stein, if he resigns for good reason because he is not appointed as the CEO of the Company by December 31, 2017 or such later date as he and the Company agree, he will receive 1.5 times his bonus, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. If any of the other named executive officers had died, had been terminated because he had become disabled, had been terminated by the Company without cause or had resigned his employment for good reason on September 30, 2015, they would have received the following amounts in base salary, bonus and benefits:

Name	Potential Payout Upon Termination
Terrence Paradie	$819,934
Kevin Stein	$1,080,934
Robert Henderson	$1,072,572
Gregory Rufus	$894,572

In addition, the option grants in November 2012 and November 2014 for Messrs. Henderson and Rufus, the option grant in November 2014 for Mr. Stein and the option grant in April 2015 for Mr. Paradie have post-employment vesting provisions comparable to those described above for Mr. Howley’s November 2012 grant. If Mr. Henderson or Mr. Rufus had died, become disabled, had been terminated by the Company without cause, had resigned from his employment for good reason or retired on September 30, 2015, 40% of his options would be permitted to continue to vest in accordance with their terms. None of the options granted to Messrs. Stein, Henderson or Rufus in November 2014 or to Mr. Paradie in April 2015 would have been eligible to continue to vest in accordance with their terms.

The Company’s 2006 stock incentive plan has provisions for accelerated vesting in certain circumstances on a change in control. If a change in control had occurred on September 30, 2015, Messrs. Paradie, Stein, Henderson and Rufus would have had 89,600, 158,400, 173,100 and 150,000 options, respectively, vest, with a realized value of $0, $3,266,208, $7,734,072 and $8,029,000, respectively (assuming the change in control price was $212.41, the closing price of the Company’s stock on the NYSE on September 30, 2015).

In sum, had a change in control or termination for the various reasons set forth below occurred on September 30, 2015, the named executive officers would have been entitled to receive the following aggregate amounts:

	Change in Control ($)(1)	Termination for Cause ($)	Termination Without Cause ($)(2)	Termination for Death/ Disability ($)(2)	Voluntary Termination for Good Reason ($)(2)		Voluntary Termination without Good Reason ($)
W. Nicholas Howley(2)	37,684,635	--	5,651,997	5,651,997	5,651,997	(3)	--
Terrance Paradie	--	--	819,934	819,934	819,934		--
Kevin Stein	3,266,208	--	1,080,934	1,080,934	1,080,934		--
Robert Henderson	7,734,072	--	1,072,572	1,072,572	1,072,572		--
Gregory Rufus	8,029,100	--	894,572	894,572	894,572		--

(1)	Except for Mr. Howley (see note (2)), amounts assume that the named executive officer was not terminated in connection with the change in control. If the named executive was terminated without Cause in connection with a change in control, his compensation would also include amounts listed in the column for Termination Without Cause.
(2)	Mr. Howley would receive salary, bonus and benefit continuation in the event of a change in control only if it was coupled with a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) which does not represent a promotion from the title, position, duties or responsibilities provided in Mr. Howley’s employment agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed and, as a result, Mr. Howley voluntarily terminates his employment.
(3)	In the event that Mr. Howley’s termination for good reason was by reason of his change in title to Executive Chairman, Mr. Howley would receive only $3,176,997.

Employment Agreements

Employment Agreement with Mr. Howley, Chief Executive Officer

Mr. Howley has been a party to an employment agreement with TransDigm Inc. or TransDigm Group Incorporated since 2003. The agreement, pursuant to which Mr. Howley serves as Chief Executive Officer and Chairman of the Board of the Company, was most recently amended and restated in December 2015. Unless earlier terminated by the Company or Mr. Howley, the current term of Mr. Howley’s employment agreement expires on July 31, 2019. The agreement does not have a provision for renewal.

Under the terms of the agreement, Mr. Howley’s annual base salary is $1,150,000 per annum for calendar year 2016, $1,219,000 per annum for calendar year 2017, $1,292,140 for calendar year 2018 and $1,369,668 per annum for calendar year 2019. Mr. Howley will receive $7,000 of that amount in cash to cover his employee co-premiums for health benefits and related taxes. The remainder of the base salary will be paid by the issuance of performance-vesting options in lieu of cash as determined in accordance with the following sentence. The number of options will be determined by taking the applicable salary minus $7,000 times 1.375 and then using the amount derived from that calculation as the value of the option award. The number of options will be determined on a Black Scholes basis (using consistent application of the assumptions used by the Company in calendar 2014 when the prior employment agreement was executed, other than the price of the stock), and valued using the average closing prices for the 45 trading days immediately prior to the grant date. In addition, Mr. Howley is entitled to participate in the Company’s annual cash incentive plan with a target bonus of 125% of his base salary but the annual incentive will be paid by the issuance of performance-based options in lieu of cash as determined in an identical manner as the manner in which the number of options in lieu of salary is determined.

For options granted in lieu of cash salary and bonus, the performance vesting criteria for the options will be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2013 and 2014. The options granted in fiscal 2016, 2017 and 2018 will vest, to the extent the performance criteria is met, 40% at completion of the first fiscal year after the grant, 40% after the second fiscal year after the grant and 20% after the third fiscal year after the date of grant; and the options granted in fiscal 2019 will vest, to the extent the performance criteria is met, at 50% at completion of the first fiscal year after the grant and 50% at completion of the second fiscal year after the grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the employment agreement). More specifically, with respect to options granted in fiscal 2016, 2017 and 2018, if Mr. Howley’s employment terminates for the aforementioned reasons then the options will continue to vest as follows:

Termination Date	Percent of Remaining Options Vesting(1)
After first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant	40%
After second fiscal year following the date of grant but on or after the third fiscal year end following the date of grant	80%
After third fiscal year following the date of grant but on or after the fourth fiscal year end following the date of grant	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options vest ratably over the remaining performance vesting schedule.

With respect to options granted in fiscal 2019:

Termination Date	Percent of Remaining Options Vesting(1)
After first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant	50%
After second fiscal year following the date of grant but on or after the third fiscal year end following the date of grant	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options vest ratably over the remaining performance vesting schedule.

The agreement also provides that notwithstanding the terms of any outstanding option agreement to the contrary, upon a termination for cause, vested options will expire 18 months following termination.

Mr. Howley may elect one time during the term of the employment agreement not to continue to receive equity in lieu of his cash compensation and to receive his salary and annual incentive in cash for the remainder of the term of the agreement.

Mr. Howley is entitled to participate in the Company’s stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date and any unreimbursed expenses. If Mr. Howley’s employment is terminated:

•	without cause (as defined in the employment agreement),

•	due to his death or disability (as defined in the employment agreement), or

•	by Mr. Howley for certain enumerated good reasons, which include: (i) a material diminution in Mr. Howley’s title, duties or responsibilities (including reporting responsibilities), without his prior written consent (it being understood that a change in Mr. Howley’s title to Executive Chairman will not constitute good reason so long as Executive Chairman is a full time employee position, Mr. Howley has duties that are consistent with those customarily associated with the title of Executive Chairman and that are acceptable to Mr. Howley and there is no reduction in his compensation or benefits); (ii) a reduction of Mr. Howley’s annual base salary or annual bonus opportunities, without his prior written consent; (iii) Mr. Howley is not re-elected to the Board; (iv) the Company requires Mr. Howley, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio; (v) any material breach of the agreement by the Company); or (vi) there is a change in Mr. Howley’s title, position, duties, or responsibilities (including reporting responsibilities) that does not represent a promotion from the title, position, duties or responsibilities provided in the agreement or Mr. Howley is assigned any duties or responsibilities which are inconsistent with his title, duties, or responsibilities as provided under Mr. Howley’s employment agreement or there is a reduction in Mr. Howley’s aggregate cash compensation (including bonus opportunities), or a change in Mr. Howley’s benefits such that following such change, Mr. Howley’s benefits are not substantially comparable to those to which he was entitled prior to such change and such change occurred within one year following a change in control (as defined in the employment agreement) or such change occurred prior to a change in control at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a change in control or such change occurred otherwise in connection with, or in anticipation of, a change in control which has been threatened or proposed the Company will, pay Mr. Howley (a) two times his annual salary, but if Mr. Howley resigns for good reason because he has diminished duties in connection with a change in title to Executive Chairman, the Company will pay only one times his salary, (b) two times the greater of (i) all bonuses paid or payable to Mr. Howley for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but if Mr. Howley resigns for good reason because he has diminished duties in connection with a change in title to Executive Chairman, the Company will pay only one times his bonus amount, and (c) 18 times the monthly cost of the difference between his employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination. After Mr. Howley retires, the Company has agreed to pay for a

Medicare supplemental policy and supplemental medical reimbursement coverage for Mr. Howley to the extent necessary to conform to the Company’s coverage amounts, less the amount of any Company employee portion of the premium under the Company’s self-insurance program as if Mr. Howley were covered under those benefit plans. The Company also agreed to retain a health insurance consultant to assist Mr. Howley in evaluating coverage and handling the administrative burden of the Medicare and insurance enrollment process and managing claims issues.

The agreement also provides that Mr. Howley will receive annual grants of a number of options valued at $10,971,000 on a Black Scholes basis (using consistent application of assumptions used by the Company in calendar 2014, other than stock price), increasing annually by 3.5%. The performance vesting criteria for the options shall be no less favorable than the performance vesting criteria used by the Company for options granted in fiscal 2013 and 2014. The options granted in fiscal 2016 and 2017 will vest at completion of the fourth fiscal year after the grant; and the options granted in fiscal 2018 and 2019 will vest at completion of the third fiscal year after the grant. These options will include provisions with regard to post-employment vesting upon termination of employment by reason of death, disability, good reason, without cause or retirement (each as defined in the agreement). More specifically, with respect to options granted in fiscal 2016 and 2017:

Termination Date	Percent of Remaining Options Vesting(1)
After first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant	30%
After second fiscal year following the date of grant but on or after the third fiscal year end following the date of grant	60%
After third fiscal year following the date of grant but on or after the fourth fiscal year end following the date of grant	80%
After fourth fiscal year following the date of grant	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options vest ratably over the remaining performance vesting schedule.

With respect to options granted in fiscal 2018 and 2019:

Termination Date	Percent of Remaining Options Vesting(1)
After first fiscal year following the date of grant but on or after the second fiscal year end following the date of grant	33%
After second fiscal year following the date of grant but on or after the third fiscal year end following the date of grant	66%
After third fiscal year following the date of grant but on or after the fourth fiscal year end following the date of grant	100%
(1)	Options will continue to vest in accordance with their terms if, and only if, the performance criteria is met. Remaining unvested options vest ratably over the remaining performance vesting schedule.

The agreement also provides that notwithstanding the terms of any outstanding option agreement to the contrary, upon a termination for cause, vested options will expire 18 months following termination. These provisions were not changed substantively from the prior employment agreement.

Mr. Howley will be required to hold stock or vested in-the-money options, with a fair market value of at least $10,000,000 and at least $5,000,000 of that must be held in stock.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

Employment Agreements with Other Executive Officers

On commencement of his employment in April 2015, Mr. Paradie entered into an employment agreement with the Company to serve as Executive Vice President and Chief Financial Officer of the Company. The agreement was amended in October 2015. Unless earlier terminated by the Company or Mr. Paradie the term of his agreement extends until May 1, 2020, with no automatic right of renewal.

On commencement of his employment in October 2014, Mr. Stein entered into an employment agreement with the Company to serve as Chief Operating Officer—Power of the Company. The agreement was amended in October 2015. Unless earlier terminated by the Company or Mr. Stein the term of his agreement extends until October 1, 2019, with no automatic right of renewal.

In February 2011 Mr. Henderson entered into an employment agreement with the Company to serve as Executive Vice President of the Company. The agreement was amended in April 2012, October 2012 and October 2015. Unless earlier terminated by the Company or Mr. Henderson, the term of Mr. Henderson’s agreement extends until October 1, 2016 and unless terminated by either party prior thereto, will automatically renew for an additional two-year period. Mr. Henderson became Chief Operating Officer – Airframe in October 2014.

In 2005 Mr. Rufus entered into an employment agreement with the Company to serve as Executive Vice President and Chief Financial Officer of the Company. The agreement was amended and restated in February, 2011 and amended in October 2012 and October 2015. Unless earlier terminated by the Company or Mr. Rufus, the term of Mr. Rufus’ agreement extends until October 1, 2016, with no automatic right of renewal. Mr. Rufus became Senior Executive Vice President in April 2015.

As of September 30, 2015, Mr. Paradie’s, Mr. Stein’s, Mr. Henderson’s and Mr. Rufus’ respective annual base salaries were $480,000, $585,000, $585,000 and $530,000. Under the terms of the employment agreements the annual base salary is subject to annual review but may be increased and not decreased subject to such review. In addition, under the terms of their respective employment agreements, the executives are entitled to participate in the Company’s annual cash bonus plan, non-qualified deferred compensation plan, stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for its senior officers.

The employment agreements provide that if Mr. Paradie, Mr. Stein, Mr. Henderson or Mr. Rufus is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by the Company. In addition, if his employment is terminated:

•	without cause (as defined in his employment agreement)

•	by the executive officer for certain enumerated good reasons, which include: a material diminution in the his title, duties or responsibilities, without his prior written consent; a reduction of his aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent; the Company requires him, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from his current office; or any material breach of this Agreement by the Company; or, in the case of Mr. Stein, if he is not appointed as the Chief Executive Officer of the Company by December 31, 2017 (or such later date as the parties both mutually agree); or

•	due to his death or disability (as defined in his employment agreement)

the Company will, pay the executive (a) one times his annual salary, but, in the case of Mr. Stein, if he resigns for good reason because he has not been appointed CEO, the Company will pay 1.5 times his salary, (b) one times the greater of (i) all bonuses paid or payable to the executive for the fiscal year immediately prior to the date of termination or (ii) target bonuses for the fiscal year in which the date of termination occurs, determined in accordance with the Company’s bonus program, if any, but, in the case of Mr. Stein, if he resigns for good reason because he has not been appointed CEO, the Company will pay 1.5 times his bonus amount, and (c) 18 times the monthly cost of the difference between the executive’s employee co-premiums for health insurance at the time of termination and the COBRA cost for such coverage, and in each case the payments will be payable in equal monthly installments over the two-year period following his termination.

During the term of each executive officer’s employment and following any termination of his employment, for a period of 12 months in the case of a termination without cause or for enumerated good reasons, or 24 months in the event of his voluntary termination without enumerated good reasons or termination for cause, the executive officer will be prohibited from engaging in any business that competes with any business of the Company or any entity owned by TransDigm Inc. In addition, during the term of his employment and for the two-year period following the termination of each executive officer’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company. Under the terms of his employment agreement, each executive officer is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as the executive officer is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or his serving or having served any other enterprise as a director, officer or employee at the Company’s request.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following proposal provides stockholders the opportunity to cast an advisory vote on the Company’s compensation for named executive officers by voting for or against the following resolution. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee will consider the results of the vote when making future compensation decisions for the Company’s named executive officers.

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement.”

The Board of Directors unanimously recommends that you vote FOR approval of the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “EXECUTIVE COMPENSATION” in this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and the Company’s independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained a formal written statement from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 61, as amended (AICPA Professional Standards, Vol. I AU Section 3801, as adopted by the Public Company Accounting Oversight Board in Rule 3200T), “Communication with Audit Committees,” and reviewed and discussed the results of the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended September 30, 2015 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2015 for filing with the Securities and Exchange Commission.

Audit Committee

Sean P. Hennessy, Chairman

William Dries

Douglas W. Peacock

Robert Small

PROPOSAL THREE: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS

Ernst & Young LLP has served as independent registered public accounting firm to the Company since 2003 and is expected to do so for the fiscal year ending September 30, 2016. A representative of Ernst & Young LLP is expected to be present, and available to respond to appropriate questions, at the Annual Meeting and will have an opportunity to make a statement, if desired.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Ernst & Young LLP, notwithstanding the fact that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Below are the fees billed to the Company for the 2014 and 2015 fiscal years:

Audit Fees

Ernst & Young billed the Company an aggregate of approximately $2,942,000 in fees for professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements of the Company included in its quarterly reports during fiscal year ended September 30, 2014 and approximately $3,695,000 during fiscal year ended September 30, 2015.

Audit-Related Fees

Ernst & Young billed the Company approximately $310,000 in fees for professional services rendered during the fiscal year ended September 30, 2014 and approximately $25,000 during fiscal year ended September 30, 2015. Such services principally included assistance and consultation provided to management in performing due diligence in connection with potential acquisitions.

Tax Fees

Ernst & Young billed the Company an aggregate of approximately $399,000 in fees for professional services rendered for the fiscal year ended September 30, 2014 and approximately $1,239,000 for the fiscal year ended September 30, 2015. Such services principally included assistance and consultation provided to the Company in connection with tax planning matters, mergers and acquisitions and tax compliance matters.

All Other Fees

Ernst & Young billed the Company approximately $3,000 in fees for non-audit services related to an agreed-upon procedures report during the fiscal year ended September 30, 2014 and $3,000 during fiscal year ended September 30, 2015.

Audit Committee Pre-Approval Policy

The Audit Committee must pre-approve any audit or permissible non-audit services. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All non-audit services were preapproved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR ratification of the selection of Ernst & Young LLP as the Company’s independent accountant for the fiscal year 2016. Proxies will be voted FOR approval of the proposal unless otherwise specified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and owners of more than 10% of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2014, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that John Tenerowicz, a then newly appointed corporate controller, filed a Form 4 one day late on August 14, 2015 relating to a sale of stock on August 11, 2015 and Mr. Henderson filed a Form 4 late on December 28, 2015 relating to an exercise and hold transaction on November 24, 2014.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

If a stockholder wants to include a proposal in our Proxy Statement and form of proxy for presentation at the Company’s 2017 Annual Meeting of Stockholders, the proposal must be provided in the manner set forth in SEC Rule 14a-8 and received by the Company at its principal executive offices at 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114 by September 24, 2016. The proposal should be sent to the attention of the Secretary of the Company.

The Company’s Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders outside of SEC Rule 14a-8 (and therefore not for inclusion in our proxy materials for such Annual Meeting of Stockholders). These procedures provide that nominations for director nominees or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at its principal executive offices. The Company must receive the notice of a stockholder’s intention to introduce a nomination at the Company’s 2017 Annual Meeting of Stockholders between November 5, 2016 and December 5, 2016. The Company must receive the notice of a stockholder’s intention to propose an item of business, other than a director nomination, at the Company’s 2017 Annual Meeting of Stockholders between December 5, 2016 and January 4, 2017. The chairman of the 2017 Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy form. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the attached annual report will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address gave contrary instructions. If any beneficial stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement and the attached annual report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should provide such instructions to the Company by calling Investor Relations at (216) 706-2945, or by writing to Investor Relations, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3000, Cleveland, Ohio 44114.

OTHER MATTERS

If the enclosed proxy is properly executed and returned to the Company, the persons named in it will vote the shares represented by such proxy at the meeting. If you properly complete your proxy form and send it to the Company in time to vote, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors to elect the director nominees listed in “Election of Directors,” in favor of the proposal to approve the compensation paid to the Company’s named executive officers and in favor of ratification of the selection of Ernst & Young as the Company’s independent accountants. If any other matters shall properly come before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. Management does not know of any other matters which will be presented for action at the meeting.

By order of the Board of Directors,

HALLE TERRION

Secretary

TransDigm Group Incorporated The Tower at Erieview 1301 East 9th Street, Ste 3000 Cleveland, OH 44114

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID    ONLY     WHEN    SIGNED    AND    DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors			☐	☐	☐
Nominees
01	Williams Dries	02 Mervin Dunn		03 Michael Graff			04 W. Nicholas Howley		05 Raymond Laubenthal
06	Robert Small
The Board of Directors recommends you vote FOR proposals 2. and 3..									For	Against	Abstain
2.	To approve (in an advisory vote) compensation paid to the Company’s named executive officers								☐	☐	☐
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending September 30, 2016								☐	☐	☐

NOTE: In their discretion, to vote upon such other business as may properly come before the meeting, or any adjournment thereof
For address change/comments, mark here. (see reverse for instructions)						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

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TRANSDIGM GROUP INCORPORATED

Annual Meeting of Stockholders

March 2, 2016 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints W. Nicholas Howley and Terrance Paradie, and each of them, the attorneys and proxies of the undersigned with full power of substitution to vote, as indicated herein, all shares of common stock of TransDigm Group Incorporated held of record by the undersigned on January 4, 2016 at the Annual Meeting of Stockholders to be held on March 2, 2016, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present. Receipt of Notice of Annual Meeting of Stockholders and the related Proxy Statement dated January 21, 2016 is hereby acknowledged.

If no instructions are given, the proxies will vote to elect the director nominees listed In “Election of Directors, “FOR Proposal 2 (approval of executive compensation) and Proposal 3 (ratification of the selection of the independent accountants).

        Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side